Exhibit 2.1

Capital Contribution AND PARTNERSHIP INTEREST AND
STOCK PURCHASE AGREEMENT

dated as of

December 1, 2018

by and among

APIO, INC.,

YUCATAN FOODS, l.p.,

CAMDEN FRUIT CORP.,

LANDEC CORPORATION, in its capacity as GUARANTOR,

ARDESHIR HAERIZADEH, in his capacity as EQUITYHOLDERS’ REPRESENTATIVE,

and

THE OTHER EQUITYHOLDERS NAMED HEREIN

List of Exhibits and Schedules

Exhibits

Exhibit A	-	Glossary of Defined Terms
Exhibit B-1	-	Allocation of Acquisition Consideration
Exhibit B-2	-	Liability Waterfall and Liability Percentages
Exhibit C	-	Form of Stock Escrow Agreement
[Exhibit D	-	Withholding]
Exhibit E	-	Required Notices and Consents
Exhibit F	-	Required Director/Officer Resignations
Exhibit G	-	Related Party Agreements to be Terminated
Exhibit H	-	Illustrative Calculation of Closing Working Capital; Accounting Principles
Exhibit I	-	Holdback Agreement
Exhibit J	-	Specified Closing Indebtedness

Schedules

Company Disclosure Schedules

Camden Disclosure Schedules

ii

Capital Contribution, Partnership interest and
stock PURCHASE AGREEMENT

This CAPITAL CONTRIBUTION AND PARTNERSHIP INTEREST AND STOCK PURCHASE AGREEMENT (as the same may be amended from time to time in accordance with its terms, this “Agreement”) is entered into and dated effective as of December 1, 2018 by and among Apio, Inc., a Delaware corporation (“Buyer”), Yucatan Foods, L.P., a Delaware limited partnership (“Yucatan”), Camden Fruit Corp., a California corporation (“Camden”), each Equityholder (as defined herein), Ardeshir Haerizadeh, in his capacity as the representative of the Equityholders (the “Equityholders’ Representative”), and Landec Corporation, a Delaware corporation, parent company of Buyer, in its capacity as Guarantor pursuant to Section 13.15 (“Guarantor” or “Landec”).

W I T N E S S E T H:

WHEREAS, Buyer desires to make a capital contribution to Yucatan in exchange for a number of limited partnership interests in Yucatan determined by the relative value of Buyer’s capital contribution and the value of Yucatan immediately prior to Buyer’s capital contribution.

WHEREAS, the limited partners of Yucatan immediately prior to this Agreement other than Camden (the “Transferring Limited Partners”) collectively desire to sell convey, assign, transfer and deliver to Buyer, and Buyer desires to purchase from the Transferring Limited Partners, all of the issued and outstanding limited partnership interests of Yucatan held by the Transferring Limited Partners (the “Transferred LP Interests”).

WHEREAS, the stockholders of Camden set forth on the signature pages hereto (the “Camden Stockholders”; collectively with the Limited Partners, the “Equityholders”) desire to sell to Buyer, and Buyer desires to purchase from the Camden Stockholders, all of the issued and outstanding capital stock of Camden (the “Camden Shares”; collectively with the Transferred LP Interests, the “Transferred Securities”).

WHEREAS, the Governing Board of each of Yucatan, Camden and Buyer has (i) declared that the Acquisition and the other transactions contemplated by this Agreement are fair, advisable and in the best interests of their respective companies and equityholders and (ii) approved this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

WHEREAS, before or concurrently with the Closing, Buyer, the Equityholders’ Representative and the Escrow Agent will enter into a Stock Escrow Agreement in the form attached as Exhibit C (the “Stock Escrow Agreement”), pursuant to which the Escrow Agent will hold a portion of the Aggregate Acquisition Consideration otherwise payable to the Equityholders under this Agreement for (i) security against the indemnification obligations of the Equityholders under this Agreement and (ii) price adjustments based on the Adjustment Amount, if any.

ACCORDINGLY, in consideration of the foregoing and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

ARTICLE 1
Definitions

Section 1.01     Definitions. As used in this Agreement, all capitalized terms shall have the meanings assigned to them in the glossary attached as Exhibit A hereto.

Section 1.02     Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including email or other electronic media) in a visible form. References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assignees of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in United States currency in the manner and at the times set forth herein without discount, rebate, reduction or withholding, and shall not be subject to offset. Any reference in this Agreement to “made available,” “provided to,” “delivered” or words of similar import means a document that was provided or made available before the date hereof, in any “data room” or “virtual data room” to which Buyer and its representatives had access in connection with the transactions contemplated by this Agreement and the Transaction Documents. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2
The Acquisition

Section 2.01     The Acquisition. Subject to the terms and conditions hereof, at the Closing:

(a)     Buyer shall make a capital contribution to Yucatan equal to the amount of the Closing Indebtedness and Transaction Costs set forth on the Closing Statement in exchange for a number of limited partnership interests in Yucatan determined by the relative value of Buyer’s capital contribution and the value of Yucatan immediately prior to Buyer’s capital contribution (the “Capital Contribution”); and

(b)     the Equityholders holding Transferred Securities shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from such Equityholders for the consideration set forth in Section 2.03, all legal and beneficial right, title and interest in and to all Transferred Securities free and clear of all Liens, and, as a result of such transactions Buyer will own all of the Transferred Securities, and Yucatan and Camden will each be wholly-owned subsidiaries of Buyer (such transactions in (a) and (b) being referred to herein, collectively, as the “Acquisition”).

Section 2.02     Closing.

(a)     The closing of the Acquisition (the “Closing”) shall take place at the offices of The Giannuzzi Group, LLP, 411 West 14th Street, New York, New York 10014, or remotely by the exchange of documents and signatures (or their electronic counterparts), of this Agreement and the other documents to be delivered at the Closing, contemporaneously with the execution of this Agreement.

(b)     At the Closing, the Capital Contribution shall occur first, and the sale of the Transferred Securities shall occur second.

Section 2.03     Aggregate Acquisition Consideration. The aggregate consideration for the sale of the Transferred Securities shall be an amount equal to the Cash Consideration plus the Stock Consideration. The aggregate consideration for the Acquisition shall be an amount equal to the Cash Consideration plus the Stock Consideration plus the Capital Contribution (collectively, the “Aggregate Acquisition Consideration”). For purposes hereof, the “Cash Consideration” shall be an amount equal to (a) $60,000,000 plus (b) Closing Net Working Capital (which may be a positive or negative amount and as subject to adjustment pursuant to Section 2.06 below) minus (c) Closing Indebtedness and minus (d) Transaction Costs; provided, however, to the extent any portion of the Cash Consideration would be distributable to the Camden Stockholders, whether at Closing and/or in the form of Adjustment Consideration, such portion shall instead be payable in the form of Stock Consideration, such that the Camden Stockholders do not receive any portion of the Cash Consideration in respect of (i) the LP Interest held by Camden, (ii) the GP Interest held by Camden or (iii) the Camden Shares being conveyed by the Camden Stockholders.

Section 2.04     Payment of the Aggregate Acquisition Consideration. At the Closing, Buyer shall deliver or disburse, or cause to be delivered or disbursed, the following consideration:

(a)     To each Preferred Limited Partner, the portion of the Cash Consideration as set forth in the Closing Statement and on Exhibit B-1 attached hereto (as to each Preferred Limited Partner, such Preferred Limited Partner’s “Preferred Payout”).

(b)     To the applicable Persons and account(s) designated in the Closing Statement (on behalf of Yucatan, Camden and/or Equityholders, as applicable), the applicable amounts of Closing Indebtedness existing as of the Closing Date (to the extent not paid by the Company Parties before the Closing) in order to discharge the amounts payable thereunder.

(c)     To the applicable Persons and account(s) designated in the Closing Statement (on behalf of Yucatan, Camden and/or Equityholders, as applicable), the applicable amounts of Transaction Costs existing on the Closing Date (to the extent not paid by Yucatan or Camden before the Closing) in order to discharge the amounts payable thereunder.

(d)     To the Escrow Agent, pursuant to the terms and conditions of the Stock Escrow Agreement, all of the Stock Consideration payable at the Closing which shall be allocated to the following: (i) the Adjustment Escrow, which Adjustment Escrow shall consist of $5,000,000 worth of Stock Consideration to be held by the Escrow Agent, in trust, pursuant to the terms and conditions of the Stock Escrow Agreement as the sole and exclusive source of recovery for price adjustments based on the Adjustment Amount, if any (such stock held pursuant to clause (i), the “Adjustment Escrow”), and (ii) the Indemnification Escrow, which Indemnification Escrow shall consist of the balance of the Stock Consideration with a value of $14,360,924 as of the Closing Date, to be held by the Escrow Agent, in trust, pursuant to the terms and conditions of the Stock Escrow Agreement for security against the indemnification obligations of the Equityholders under this Agreement (such stock held pursuant to clause (ii), the “Indemnification Escrow”).

Each Camden Stockholder shall be deemed to have contributed to the escrows established under the Stock Escrow Agreement, that portion of the Stock Consideration that would otherwise have been payable to such Camden Stockholder, as set forth on the Closing Statement and on Exhibit B-1 attached hereto (which, for the avoidance of doubt, shall take into account any Cash Consideration converted into Stock Consideration pursuant to Section 2.03).

Section 2.05     Closing Statement. Yucatan has delivered to Buyer a statement (the “Closing Statement”), executed on Yucatan’s behalf by Yucatan’s Chief Financial Officer, setting forth (i) Yucatan’s good-faith estimate of Closing Indebtedness, Transaction Costs and Closing Net Working Capital and (ii) the Aggregate Acquisition Consideration using the amounts set forth in the preceding clause (i) (the “Estimated Aggregate Acquisition Consideration”). Yucatan shall provide all supporting documentation reasonably requested by Buyer in connection with Buyer’s review of the Closing Statement, including (i) payoff letters with respect to the Specified Closing Indebtedness to be provided by the administrative agent, if applicable, or lenders or creditors in respect thereof, dated within a reasonable time before the Closing Date, which shall, in each case, (x) set forth the aggregate amounts arising under or owing or payable thereunder and in connection therewith on the Closing Date and (y) acknowledge and agree that, upon payment of such aggregate amounts on the Closing Date, the applicable Company Party shall have paid in full all amounts arising under or owing or payable on the Closing Date thereunder and in connection therewith, all Liens related to such Specified Closing Indebtedness shall be released, each in form and substance reasonably satisfactory to Buyer, (ii) invoices with respect to the Transaction Costs in form and substance reasonably satisfactory to Buyer, and (iii) wire transfer details for holders of Closing Indebtedness and Service Providers to any Company Party comprising Transaction Costs to be paid by Buyer pursuant to Sections 2.04(b) and (c).

Section 2.06     Post-Closing Adjustment.

(a)     Within ninety (90) days after the Closing Date, Buyer shall deliver to the Equityholders’ Representative, executed on Buyer’s behalf by an officer of Buyer, (i) a statement setting forth Buyer’s good-faith calculation of Closing Indebtedness, Transaction Costs, Closing Net Working Capital and (ii) using the amounts set forth in the preceding clause (i), Buyer’s good-faith calculation of the Aggregate Acquisition Consideration and the Proposed Adjustment Amount (the “Post-Closing Statement”), together with such detail and supporting documentation as shall be reasonably requested by the Equityholders’ Representative. The “Proposed Adjustment Amount” means an amount (which may be a positive or negative number) equal to Buyer’s determination of the Aggregate Acquisition Consideration as set forth on the Post-Closing Statement delivered pursuant to this Section 2.06 minus the Estimated Aggregate Acquisition Consideration as set forth in the Closing Statement delivered pursuant to Section 2.05.

(b)     During the sixty (60) days following the Equityholders’ receipt of the Post-Closing Statement, and during any period of dispute in accordance with this Section 2.06, Buyer shall, and shall cause the Company Parties to, (i) provide the Equityholders’ Representative and its representatives with reasonable access during normal business hours to the books and records (including work papers) of the Company Parties and their accountants and their representatives used in the preparation of the Post-Closing Statement, (ii) reasonably cooperate with the Equityholders’ Representative and its representatives in connection with such review, including providing on a timely basis all other information in connection with such review as is reasonably requested by the Equityholders’ Representative or its representatives, and (iii) use its commercially reasonable efforts to cause its accountants, representatives and employees to timely and reasonably cooperate with the Equityholders’ Representative and its representatives in connection with such review. If the Equityholders’ Representative has any objections to the Post-Closing Statement, then the Equityholders’ Representative shall deliver to Buyer a written statement (an “Objections Statement”) setting forth each item that the Equityholders’ Representative disputes (including the specific adjustments that the Equityholders’ Representative proposes to be made to the Post-Closing Statement taking into account the information then available to the Equityholders’ Representative). If an Objections Statement is not delivered to Buyer within sixty (60) days following the Equityholders’ Representative’s receipt of the Post-Closing Statement, or if the Equityholders’ Representative delivers, before the expiration of such 60-day period, written notice to Buyer that it has no objections to the Post-Closing Statement, then the Post-Closing Statement shall be final and binding on, and non-appealable by, the parties. Any matters and amounts not raised in the Objections Statement shall be deemed to be final and binding on, and non-appealable by, the parties.

(c)     If a timely Objections Statement is received by Buyer, then the Equityholders’ Representative and Buyer shall negotiate in good faith to resolve the objections raised therein. If Buyer and the Equityholders’ Representative are unable to reach a final resolution of all of such objections within thirty (30) days after the delivery of the Objections Statement to Buyer (or such longer period as the Equityholders’ Representative and Buyer may agree in writing), then the Equityholders’ Representative and Buyer shall submit any and all matters and amounts (but only such matters and amounts) that were included in the Objections Statement and remain in dispute (the “Disputed Matters”) to KPMG US LLP, or, if such firm is unable or unwilling to act or if such firm has been engaged by any of the parties from or after the date hereof and is thus no longer “independent”, another nationally recognized independent accounting firm reasonably acceptable to Buyer and the Equityholders’ Representative (the “Accountant”), for the purpose of resolving the Disputed Matters.

(d)     Each of Buyer and the Equityholders’ Representative shall be entitled to submit (with a copy to the other party) to the Accountant such documents and materials and to make such presentations and arguments as such party shall deem necessary or appropriate; provided that the parties agree that neither party shall have any ex parte communications with the Accountant. The Accountant (i) shall consider only the Disputed Matters, (ii) shall be bound by the terms of this Agreement, including the definitions of Aggregate Acquisition Consideration, Closing Cash, Closing Indebtedness, Transaction Costs, Closing Net Working Capital and the terms of this Section 2.06, (iii) shall only consider the documents, materials, presentations and arguments made by Buyer and the Equityholders’ Representative (i.e., shall not engage in any independent review) and (iv) shall not assign any value with respect to a Disputed Matter that is greater than the highest value for such Disputed Matter claimed by Buyer (in the Post-Closing Statement) or the Equityholders’ Representative (in the Objections Statement), or less than the lowest value for such Disputed Matter claimed by Buyer (in the Post-Closing Statement) or the Equityholders’ Representative (in the Objections Statement). The Accountant shall deliver to Buyer and the Equityholders’ Representative, as promptly as practicable, a report setting forth its resolution of the Disputed Matters and its calculation of the Aggregate Acquisition Consideration. Such report shall be final and binding upon, and non-appealable by, the parties.

(e)     The costs and expenses of the Accountant shall be allocated between Buyer, on the one hand, and the Equityholders, on the other hand, based upon a fraction, the numerator of which is the portion of the aggregate contested amount not awarded to the applicable party and the denominator of which is the aggregate contested amount. For example, if the Equityholders’ Representative claims that Closing Net Working Capital is $1,000 greater than the amount determined by Buyer, and Buyer contests only $500 of the amount claimed by the Equityholders’ Representative, and if the Accountant ultimately resolves the dispute by awarding the Equityholders $300 of the $500 contested, then the costs and expenses of the Accountant shall be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to the Equityholders.

(f)     From the Closing through the delivery of the Post-Closing Statement, Buyer and the Company Parties shall not take any action (or refrain from taking any action) with respect to any items affecting the calculation of the Proposed Adjustment Amount, other than in the ordinary course of business consistent with past practice of the Company Parties.

(g)     In the event that Camden’s negative capital account in Yucatan (determined in accordance with Treas. Reg. § 1.704-1(b) without taking into account any revaluation of assets pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(f) exceeds negative $10,000,000, then the Aggregate Acquisition Consideration shall be reduced by an amount equal to twenty-five percent (25%) of such difference. By way of example only, if Camden’s capital account in Yucatan is negative $11,000,000, the Aggregate Acquisition Consideration would be reduced by $250,000. Buyer shall have the right to recover the absolute value of the reduction in the Aggregate Acquisition Consideration under this Section 2.06(g) from the Adjustment Escrow and the Equityholders’ Representative and the Buyer shall direct the Escrow Agent to release the Stock Consideration corresponding thereto to Buyer. If the Adjustment Escrow has been exhausted or terminated in accordance with the terms hereof, the Buyer may recover the absolute value of such reduction pursuant to the indemnity provided for in Section 12.02(g).

Section 2.07     Post-Closing Payment.

(a)     If there is Adjustment Consideration, then (i) Buyer shall, within five (5) Business Days of the final determination of the Adjustment Consideration under Section 2.06, issue additional Stock Consideration to the Camden Stockholders in an amount corresponding to the value of the Adjustment Consideration, apportioned among them based on their respective Camden Pro Rata Percentages, and (ii) Buyer and the Equityholders’ Representative shall promptly direct the Escrow Agent to release the Adjustment Escrow to the Camden Stockholders, apportioned among them based on their respective Camden Pro Rata Percentages.

(b)     If the Adjustment Amount as finally determined under Section 2.06 is a negative number, then Buyer may, as its sole and exclusive recourse, recover the absolute value of the Adjustment Amount from the Adjustment Escrow, and Buyer and the Equityholders’ Representative shall direct the Escrow Agent to release the Stock Consideration corresponding thereto to Buyer, with any Adjustment Amount in excess of the Adjustment Escrow resulting in the full release of the Adjustment Escrow to Buyer.

(c)     If a portion of the Adjustment Escrow remains after any deduction of the Adjustment Amount pursuant to Section 2.07(b), then Buyer and the Equityholders’ Representative shall promptly direct the Escrow Agent to release the balance of the Adjustment Escrow to the Camden Stockholders, apportioned among them based on their respective Camden Pro Rata Percentages.

(d)     As used herein:

(i)     “Adjustment Amount” means an amount (which may be positive or negative) equal to (i) the Final Aggregate Acquisition Consideration less (ii) the Estimated Aggregate Acquisition Consideration.

(ii)     “Final Aggregate Acquisition Consideration” means the Aggregate Acquisition Consideration (A) as shown in Buyer’s calculation set forth in the Post-Closing Statement if no Objections Statement is timely delivered pursuant to Section 2.06(b) or (B) if an Objections Statement is timely delivered, (1) as agreed by Buyer and the Equityholders’ Representative or (2) in the absence of such agreement, as shown in the Accountant’s calculation delivered pursuant to Section 2.06(d); provided that, unless otherwise agreed in writing between Buyer and the Equityholders’ Representative, in no event shall the Final Aggregate Acquisition Consideration be less than Buyer’s calculation of the Aggregate Acquisition Consideration set forth in the Post-Closing Statement or more than the Equityholders’ Representative’s calculation of the Aggregate Acquisition Consideration set forth in the Objections Statement.

Section 2.08     Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of Yucatan, Camden, Buyer and the Equityholders’ Representative shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law, the amount of which, if any, shall be as set forth on Exhibit D attached hereto. Any amounts so deducted and withheld and paid over to the appropriate Taxing Authority by Yucatan, Camden, Buyer or Equityholders’ Representative, as the case may be, shall be treated for all purposes of this Agreement as having been paid to such Person in the form of cash if relating to the Transferred LP Interests, or in the form of Stock Consideration if relating to the Camden Shares, as the case may be, in respect of which Camden, Yucatan, Buyer or Equityholders’ Representative, as the case may be, made such deduction and withholding.

Section 2.09     Relationship Among Equityholders.

(a)     Each Equityholder hereby irrevocably appoints Ardeshir Haerizadeh as the Equityholders’ Representative of such Equityholder to act as the agent, and on behalf of such Equityholder for all purposes under this Agreement, including for the purposes of: (i) delivery of wire instructions of such Equityholder to Buyer in connection with the payments hereunder to Equityholders; (ii) review and negotiation of the Post-Closing Statement; (iii) delivering any consideration payable to or from the Equityholders hereunder; (iv) supervising the Closing, including waiving any condition to Closing if the Equityholders’ Representative, in its sole discretion, determines that such waiver is appropriate; (v) taking any and all actions that may be necessary or desirable, as determined by the Equityholders’ Representative in its sole discretion, in connection with any amendment hereof in accordance with Section 13.02; (vi) accepting notices on behalf of such Equityholder in accordance with Section 13.01; (vii) delivering or causing to be delivered at the Closing certificates representing the Transferred Securities to be sold by such Equityholder hereunder (if any); (viii) executing and delivering, in the Equityholders’ Representative’s capacity as the representative of such Equityholder, any and all notices, documents or certificates to be executed by the Equityholders’ Representative, on behalf of such Equityholder, in connection with this Agreement and the Transaction Documents; (ix) granting any consent or approval on behalf of such Equityholder under this Agreement; (x) acting on behalf of the Equityholders in any dispute, litigation or arbitration involving this Agreement; and (xi) taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by such Equityholder or by the Equityholders’ Representative on behalf of such Equityholder. As the representative of the Equityholders, the Equityholders’ Representative shall act as the agent for all of the Equityholders and shall have authority to bind each Equityholder in accordance with this Agreement, and the Equityholders’ Representative may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon ten (10) days’ prior written notice to the Equityholders’ Representative, delivered by the Camden Stockholders who, together, constitute a majority of the Camden Pro Rata Percentages. The appointment of a successor Equityholders’ Representative under this Section 2.09(a) shall not be binding on Buyer, Yucatan or Camden unless Buyer, Yucatan and Camden have received not less than ten (10) days’ prior written notice of the appoint of such successor Equityholders’ Representative and Buyer, Yucatan and Camden shall be entitled to deal with the Person then acting as Equityholders’ Representative until such date ten (10) days after such written notice is received of the appointment of a successor Equityholders’ Representative. The power of attorney granted under this Section 2.09(a) is coupled with an interest and shall survive the death or incapacity of each Equityholder. Equityholders’ Representative hereby accepts its appointment as the Equityholders’ Representative.

(b)     Each Equityholder (other than the Equityholders’ Representative) hereby irrevocably appoints the Equityholders’ Representative as such Equityholder’s true and lawful attorney-in-fact and agent, and agent for service of process, with full power of substitution and resubstitution, in such Equityholder’s name, place and stead, in any and all capacities, in connection with the Transaction Documents, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Equityholder’s Transferred Securities and the transactions contemplated hereby and under the other Transaction Documents as fully to all intents and purposes as such Equityholder might or could do in person.

(c)     Neither the Equityholders’ Representative nor any agent employed by it shall incur any liability to any Equityholder relating to the performance of its duties under this Agreement for any error of judgment, or any action taken, suffered or omitted to be taken on behalf of Equityholders (or any of them), except in the case of the Equityholders’ Representative’s gross negligence, actual fraud or willful misconduct. The Equityholders’ Representative may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by the Equityholders’ Representative hereunder in good faith and in accordance with the advice of such counsel.

(d)     Each Equityholder hereby irrevocably agrees, severally and not jointly, to bear such Equityholder’s Liability Percentage of any loss, liability or expense, including reasonable attorneys’ fees and expenses, incurred without gross negligence or fraud on the part of the Equityholders’ Representative, in connection with the performance of its duties, or arising out of, or in connection with, any action or decision taken or made on behalf of any Equityholder by the Equityholders’ Representative within the scope of the Equityholders’ Representative’s duties under this Section 2.09, and to be bound by all actions taken by the Equityholders’ Representative in its capacity as such within the scope of the Equityholders’ Representative’s duties under this Section 2.09.

(e)     Each Equityholder hereby acknowledges and agrees that any Damage, liability or expense, including reasonable attorneys’ fees and expenses, incurred by the Equityholders’ Representative, if any, shall be reimbursed by the Equityholders, severally and not jointly, in accordance with their respective Liability Percentages.

(f)     The Equityholders’ Representative may resign at any time by delivering not less than thirty (30) days prior written notice to Buyer, Yucatan, Camden and the Equityholders. Any such resignation shall be effective at such time as the vacancy in the position of Equityholders’ Representative is filled by the Equityholders in accordance with the terms hereof. Upon the resignation of the Equityholders’ Representative, a successor Equityholders’ Representative shall be promptly appointed by the Camden Stockholders who, together, constitute a majority of the aggregate Camden Pro Rata Percentages.

(g)     Without limiting the generality of Sections 2.09(a) and (b) and notwithstanding anything contained to the contrary contained in this Agreement, Buyer and, following the Closing, the Company Parties, shall be entitled to deal exclusively with the Equityholders’ Representative on all matters with respect to this Agreement and the Transaction Documents including, but not limited to, the matters described in Sections 2.09(a) and (b) and ARTICLE 12 and Buyer and, following the Closing, the Company Parties, shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Equityholder by the Equityholders’ Representative, and on any other action taken or purported to be taken on behalf of any Equityholder by the Equityholders’ Representative, as fully binding upon such Equityholder.

(h)     All notices delivered by Buyer or, following the Closing, a Company Party, to the Equityholders’ Representative (whether pursuant to this Agreement or otherwise) shall constitute notice to the Equityholders.

ARTICLE 3
Representations and Warranties Regarding the Companies

Except as set forth in the Company Disclosure Schedules (subject to Section 13.03(a)), which schedules shall identify any exceptions to the representations and warranties contained in this Agreement, Yucatan represents and warrants to Buyer that the following statements are true and correct as of the date of this Agreement, except with respect to statements that speak to an earlier date, in which case, they shall be so true and correct as of such earlier date:

Section 3.01     Company Existence and Power. Each Company is an entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization and has all organizational power and authority necessary to carry on its business as currently conducted, to own, lease and operate its properties, rights and assets, and to execute and deliver this Agreement and the other Transaction Documents to which it is a party. Each of Tanok and Tanokatan is a Mexican tax resident and is duly qualified to do business in Mexico. Each Company is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets, rights or properties or the conduct of its business as presently conducted requires such qualification, except for those jurisdictions where failure to be so qualified would not be material, individually or in the aggregate, to the Companies.

Section 3.02     Company Authorization. The execution, delivery and performance by Yucatan of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, are within its limited partnership powers and have been duly authorized by all requisite action on the part of Yucatan and its partners. Assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents to which Yucatan is a party by the other parties thereto, this Agreement and such other Transaction Documents constitute valid and binding agreements of Yucatan enforceable against Yucatan in accordance with their respective terms (subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and (ii) general principles of equity, including Applicable Laws relating to specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Exceptions”)).

Section 3.03     Governmental Authorization. Assuming the accuracy of Buyer’s representations and warranties in Section 5.04, the execution, delivery and performance by Yucatan of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, require no notice, report, consent, Filing or other action by a Company with any Governmental Authority, other than (i) such notices, Filings and consents as may be required solely by reason of Buyer’s participation in the transactions contemplated by this Agreement or by the other Transaction Documents and (ii) any other actions or Filings, including the updating of Permits, the absence of which would not be material, individually or in the aggregate, to the Companies or prevent or delay their ability to consummate the transactions contemplated hereby.

Section 3.04     Noncontravention. The execution, delivery and performance by Yucatan of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby by the Companies, do not and will not constitute or result in (i) a breach or violation of, or default under the Organizational Documents of a Company, (ii) a violation or breach under any Applicable Law or Order as it relates to a Company, (iii) require any consent or other action by, notice to or payment to any Person under, constitute a default or breach or an event that, with or without notice or lapse of time or both, would constitute a default or breach under, or give rise to any right of termination, cancellation, release of source code or acceleration of any right or obligation of a Company or to a loss of any right or benefit to which a Company is entitled under any provision of any Contract binding upon a Company or by which its assets are bound, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset or right of a Company, except in the case of clauses (ii), and (iii), for any such breach, violation, default, termination, cancellation, amendment, acceleration or loss of material benefit that would not, individually or in the aggregate, be material to the Companies.

Section 3.05     Capitalization.

(a)     Schedule 3.05(a) sets forth a true and correct list of the beneficial and record owners of the LP Interests and the corresponding LP Interests held by each such Person immediately prior to the Closing. Camden is the beneficial and record owner of all of the outstanding general partnership interests of Yucatan. There are no issued and outstanding Equity Interests in Yucatan other than the LP Interests and the GP Interest. Yucatan has not received any notice that any of the LP Interests or the GP Interest is owned (beneficially or of record) or is entitled to be voted by any Person other than the record owner thereof as described in this Section 3.05(a).

(b)     All of the LP Interests and the GP Interest (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, (iii) are free and clear of any Lien, preemptive rights or any other limitation or restriction on the right to vote, sell or otherwise dispose of such LP Interests or GP Interest, in each case, which would be imposed upon them by Yucatan or its partners (other than as set forth in the Agreement of Limited Partnership and/or transfer restrictions under applicable securities laws) and (iv) were issued in compliance with all pre-emptive rights and all applicable securities laws or exemptions therefrom.

(c)     There are no issued, reserved for issuance or outstanding (i) Equity Interests of a Company other than the LP Interests and the GP Interest in Yucatan held by the Equityholders, the Equity Interests of Tanok, Tanokatan and Toluca Gourmet held by Yucatan and the Haerizadeh Interests, (ii) securities, instruments or obligations that are or may be convertible into or exchangeable or exercisable for, or relating to or deriving economic value from, Equity Interests of a Company, (iii) except as may be set forth in the Agreement of Limited Partnership, options, warrants, calls, subscriptions or other rights, commitments, arrangements or understandings (whether oral or written) to acquire from a Company, or other obligation of a Company to issue, grant, sell, deliver or otherwise dispose of, any Equity Interest or securities, instruments or obligations convertible into or exchangeable for Equity Interests of a Company, or (iv) restricted partnership interests, appreciation rights, contingent value rights, profit participations, “phantom” stock or interests or similar securities or rights or obligations (contingent or otherwise) to make any payment to any Person, the value of which is derived from or calculated based on the value of a Company or any Equity Interest in a Company. Except as set forth in the Agreement of Limited Partnership, there are no outstanding obligations of a Company to repurchase, redeem or otherwise acquire any Equity Interests. As of the date hereof, there are no declared and unpaid dividends or distributions on any LP Interests or the GP Interest. Other than the Agreement of Limited Partnership, there are no voting trusts, proxies or other similar Contracts with respect to the voting of any Equity Interests of a Company to which a Company is a party. No Company has made any commitment regarding any form of equity incentive compensation to any officer, employee, director, consultant or other Service Provider of any Company.

(d)     No Company is bound by any commitment or obligation to acquire by any means, directly or indirectly, any Equity Interests of or in, any Person, or to make any investment in, or contribution or advance to, any Person.

Section 3.06     Subsidiaries. Except for the Haerizadeh Interests, Yucatan owns all of the issued and outstanding Equity Interests of Tanok, Tanokatan and Toluca Gourmet. All of the issued and outstanding Equity Interests of Tanok, Tanokatan and Toluca Gourmet (including the Haerizadeh Interests) (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, (iii) are free and clear of any Lien, preemptive rights or any other limitations or restrictions on the right to vote, sell or otherwise dispose of such Equity Interests (other than as set forth in the Tanok Organizational Documents, the Tanokatan Organization Documents or Toluca Gourmet Organizational Documents, as applicable, and/or transfer restrictions under applicable securities laws), and (iv) were issued in compliance with all preemptive rights and all applicable securities laws or exemptions therefrom. Except for the Equity Interests of Tanok, Tanokatan and Toluca Gourmet held by Yucatan, no Company owns or controls, directly or indirectly, any Equity Interests in, or any interest convertible into or exchangeable or exercisable for any Equity Interests in, any Person.

Section 3.07     Financial Statements. Unless otherwise noted or excepted therein, the financial statements of the Companies, comprised of the audited combined balance sheets of the Companies as of December 31, 2016 and December 31, 2017 as well as the related audited combined statements of operations and comprehensive income and partners’ equity of the Companies for the years then ended, as well as the unaudited combined balance sheet of the Companies as of October 31, 2018 (the “Balance Sheet Date”), and the related combined statement of income and partners’ equity of the Companies for the ten (10) month period then ended, which are set forth in Schedule 3.07 (the “Financial Statements”), have been prepared in accordance with GAAP and in accordance with the records of the Companies and fairly present in all material respects the combined financial position, changes in equity, cash flows and results of operations of the Companies as of the dates thereof and for the periods referred to therein (except as indicated in the notes thereto and except that the unaudited statements may be subject to normal year-end adjustments consistent in type and amount with past practices and lack footnotes required by GAAP).

Section 3.08     Absence of Certain Changes. Since December 31, 2017 through the date hereof (and except as specifically authorized by, or disclosed in, this Agreement) the business of the Companies has been conducted in the ordinary course consistent with past practice in all material respects and there has not been a Material Adverse Effect. Since December 31, 2017, no Company has:

(a)     amended its Organizational Documents (whether by merger, consolidation or otherwise);

(b)     merged or consolidated with any Person or liquidated, dissolved or effected a recapitalization or reorganization in any form of transaction;

(c)     (A) authorized or issued any Equity Interests or securities convertible into Equity Interests of a Company, (B) split, combined or reclassified any LP Interests or other Equity Interests of a Company, (C) redeemed, repurchased or otherwise acquired or offered to redeem, repurchase or otherwise acquire any Equity Interests of a Company, or (D) entered into any Contract with respect to the voting of any Equity Interests of a Company;

(d)     sold, leased, licensed or otherwise transferred or disposed of, or created or incurred any Lien (other than Permitted Liens) on, any of the Companies’ assets (excluding any Owned Intellectual Property Right or Licensed Intellectual Property Right), securities, properties (including any Leased Real Property), interests or businesses, other than sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice;

(e)     sold, leased, licensed or otherwise transferred or disposed of, abandoned or permitted to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any Lien (other than Permitted Liens) on any material Owned Intellectual Property Right or Licensed Intellectual Property Right (other than non-exclusive licenses of Intellectual Property Rights granted by the Companies in the ordinary course of business);

(f)     failed to pay any maintenance or similar fees or to take any action reasonably necessary to prevent the abandonment, loss or impairment of any material Owned Intellectual Property Rights;

(g)     made any loans, advances or capital contributions to, or investments in, any other Person, other than routine expense advances to its employees and other than trade receivables owed by customers, in each case, in the Companies’ ordinary course of business consistent with past practices;

(h)     created, incurred, assumed or otherwise voluntarily became liable with respect to any Indebtedness, other than (A) indebtedness for borrowed money in the ordinary course of business, (B) trade payables incurred in the ordinary course of business or (C) any Indebtedness of the types described in clause (iii) of the definition of Indebtedness in the ordinary course of the Companies’ businesses;

(i)     acquired any Equity Interest in, or assets of any business or division (whether by merger, consolidation or otherwise) from, any other Person, except for purchases of inventory, services, products or materials in the ordinary course of business;

(j)     except as required pursuant to (x) any Employee Plan as in effect on December 31, 2017, (y) any Contract of a Company in effect as of December 31, 2017, or (x) Applicable Law, (A) with respect to any Service Provider, (1) granted, increased or discretionarily accelerated the payment or vesting of any compensation, bonus, severance, retention, change in control, termination pay, welfare or other benefits (except for normal merit, cost-of-living and promotional increases to employees granted in the ordinary course of business consistent with past practices) or (2) entered into any non-at-will employment, consulting, severance, retention, change in control, termination pay, retirement, deferred compensation, transaction bonus or other similar Contract or arrangement (or amended or renewed any such existing Contract or arrangement), or (B) established, entered into, adopted, terminated or amended any Employee Plan or any Collective Bargaining Agreement or recognized any union, works council or other similar employee representative with respect to any Service Provider;

(k)     effectuated a “plant closing”, “mass layoff” or “relocation” (as such terms are defined under WARN) of Company Employees;

(l)     materially changed any Company’s accounting methods, policies or procedures, or the application thereof, except as (A) required by concurrent changes in GAAP as agreed to by its independent auditors or (B) as required by Applicable Law (based on the advice of counsel);

(m)     settled, or offered or proposed to settle, any Action or claim (A) with amounts at stake greater than $100,000, or (B) brought against a Company or any of their respective directors, officers or employees (in their capacities as such) by a current or former Equityholder;

(n)     made (except in the ordinary course of business), changed or rescinded any Tax election, amended any material Tax Return of a Company or, except as required by Applicable Law, took any position on any Tax Return of a Company inconsistent with past practice or changed any material Tax accounting method of a Company, waived any claim to a Tax refund of a Company or extended or waived any statute of limitations with respect to any Taxes of the Companies, settled any material claim or assessment in respect of Taxes, or incurred any liability for Taxes other than in the ordinary course of business;

(o)     declared, accrued, established a record date for or paid any distributions in respect of the Equity Interests of a Company; or

(p)     agreed, resolved or committed to do any of the foregoing.

Section 3.09     No Undisclosed Material Liabilities. There are no Liabilities of the Companies other than:

(a)     Liabilities provided for in the Balance Sheet;

(b)     Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice (it being understood that in no event shall any breach of Contract be deemed to have been incurred in the ordinary course of business consistent with past practice);

(c)     Liabilities expressly disclosed in the Company Disclosure Schedules;

(d)     Liabilities included in the calculation of Transaction Costs;

(e)     Other undisclosed Liabilities that would not exceed $200,000 in the aggregate; and/or

(f)     Liabilities incurred in connection with the transactions contemplated by the Transaction Documents.

Section 3.10     Specified Contracts.

(a)          Schedule 3.10(a) lists each of the following to which a Company is a party or bound or by which any assets or properties of a Company are bound, in each case as of the date hereof:

(i)     any Real Property Lease (where a Company is either the lessee or the lessor);

(ii)     any Contract for the lease of personal property (where a Company is either the lessee or the lessor) providing for rental payments in excess of $100,000 in any fiscal year or $200,000 in the aggregate;

(iii)     any Contract or group of related Contracts with the same party (or any Affiliate thereof) (including for the purchase of goods or services) that provides for, or would reasonably be expected to result in, payments by a Company in excess of $150,000 in any fiscal year or $250,000 in the aggregate other than, in each case, any Employee Plan or employment Contract;

(iv)     any Contract or group of related Contracts with the same party (or any Affiliate thereof) (including for the sale, license, lease or other disposition of goods or services) that provides for, or would reasonably be expected to result in, payments to a Company in excess of $150,000 in any fiscal year or $250,000 in the aggregate other than, in each case, sale and purchase orders received by a Company from time to time in the ordinary course of the business consistent with past practice;

(v)     any employment or service Contract with any Service Provider which (i) provides for compensation in excess of One Hundred Fifty Thousand Dollars ($150,000) per year, (ii) provides for severance pay or any other employee benefit not generally available to all employees, or (iii) is not terminable by a Company on thirty (30) days’ notice or less without the payment of any severance pay, compensation or benefits other than payment for services through the termination date;

(vi)     any Collective Bargaining Agreement;

(vii)     any Contract that relates to the formation of, or ownership, participation or investment in, a partnership, joint venture, strategic alliance, profit-sharing, minority equity investment, or similar arrangement (including any Contract relating to operation, management or control), other than the Yucatan Organizational Documents, the Tanok Organizational Documents, the Tanokatan Organizational Documents and the Toluca Gourmet Organizational Documents;

(viii)     any Contract (A) relating to Indebtedness (other than the long-term portion of deferred revenue and trade payables made by a Company in the ordinary course of business consistent with past practice) or (B) granting any Liens (other than Permitted Liens) over any material asset of a Company;

(ix)     any Contract relating to any loan or other extension of credit made by a Company (other than trade receivables owed by customers or reimbursable employee expenses, in each case in the ordinary course of business consistent with past practice);

(x)     any Contract (A) pursuant to which any Company receives any right, or covenants not to be sued, under any Intellectual Property Right (except any license for commercially available, off-the-shelf computer software that is generally available on nondiscriminatory pricing terms for which a Company pays aggregate license fees of under $50,000 per fiscal year, or (B) which relates to the development, maintenance, support, services, operational or enhancement of any material software systems, networks, websites or other IT Assets for which the consideration under such Contract exceeds $50,000 per year;

(xi)     any Contract pursuant to which a Company grants any right, or covenant not to be sued, under any Intellectual Property Right (other than the non-exclusive right to use any Intellectual Property Rights in the ordinary course of business consistent with past practice and, with respect to Licensed Intellectual Property Rights, such grant is permitted under the terms of the license received by such Company);

(xii)     any members, investors rights, registration rights or similar Contract with respect to Equity Interests of a Company, other than the Yucatan Organizational Documents, the Tanok Organizational Documents, the Tanokatan Organizational Documents and the Toluca Gourmet Organizational Documents;

(xiii)     any Contract granting any Person an option or a right of first refusal or first offer or similar preferential right to purchase or acquire any Equity Interests or any material asset of a Company, other than the Yucatan Organizational Documents, the Tanok Organizational Documents, the Tanokatan Organizational Documents and the Toluca Gourmet Organizational Documents;

(xiv)     any Contract containing any provision or covenant that limits the freedom of a Company (or, after the Closing, that purports to so limit or restrict Buyer or any of its Affiliates) to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage or compete in any line of business or (C) obtain products or services from any Person (excluding confidentiality and non-disclosure agreements entered into in the ordinary course of business that do not contain any restrictions other than customary confidentiality and non-disclosure obligations);

(xv)     any Contract that grants to any third Person any (A) exclusive supply, distribution or other similar contractual exclusivity rights, or (B) “most favored nation” rights;

(xvi)     any Contract with a Governmental Authority;

(xvii)     any Contract with a Related Party (in each case, other than (A) any Contracts relating to an Equityholder’s investment in Yucatan under which Yucatan has no remaining obligations (other than customary confidentiality and non-disclosure obligations or customary covenants to provide reasonable access to books and records), (B) the Yucatan Organizational Documents, and (C) a Related Party’s right to salaries, bonuses, and benefits and entitlements under Employee Plans generally available to all employees);

(xviii)     any Contract providing for any minimum, take-or-pay requirements or guaranteed payments by a Company to any other Person involving annual payments in excess of $25,000;

(xix)     any Contract that obligates a Company to make any capital investment or capital expenditure in an amount in excess of $50,000 in an individual transaction or $100,000 in a series of related transactions;

(xx)     any Contract that prohibits dividends or distribution in respect of any Equity Interests of a Company, the pledging of Equity Interests of a Company or the incurrence of Indebtedness by a Company;

(xxi)     any Contract that (A) was entered into within the five (5) year period before the date of this Agreement, or (B) was entered into prior to such period but under which a Company has continuing obligations or liabilities, in each case under (A) or (B) that relates to the acquisition by a Company (whether by merger, sale of stock, sale of assets or otherwise), directly or indirectly, of any business, assets or Equity Interests of any Person including any such Contract that includes any continuing “earn out” or other similar contingent consideration obligations or other obligations (including indemnification obligations) outstanding on the part of a Company;

(xxii)     any Contract that relates to the pending sale or disposition, directly or indirectly, of material assets of a Company other than in the ordinary course of business;

(xxiii)     any Contract under which a Company would incur any severance, change in control, or transaction bonus payment or similar compensation obligations to a Company Employee by reason of this Agreement or the transactions contemplated herein;

(xxiv)     power of attorney or other similar Contract or grant of agency; and

(xxv)     settlement, conciliation or similar Contract with any Person or any Governmental Authority pursuant to which a Company will be required to pay consideration after the Closing.

(b)     (i) Each Contract set forth on Schedule 3.10(a) and required to be disclosed pursuant to Section 3.10(a) (each, a “Specified Contract”) is a valid and binding agreement of the Company party thereto (and, to the knowledge of the Companies, the other parties thereto) and is in full force and effect and enforceable in accordance with its terms, subject to the Enforceability Exceptions and (ii) such Company is not and, to the knowledge of the Companies, no other party thereto is in default or breach in any material respect under the terms of any such Specified Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a default or a breach in any material respect thereunder by a Company, or, to the knowledge of the Companies, any other party thereto, and no Company has given or received written notice of any breach of, default or alleged default under, or intent to terminate any Specified Contract. A true, correct and complete copy of each Specified Contract has been has been provided to Buyer, or Buyer has had an opportunity to review, before the date hereof.

Section 3.11     Litigation. There is, and for the past three (3) years, there has been, no Action pending against or, to the knowledge of the Companies, threatened (in writing) against a Company or any of its properties or, to the knowledge of the Companies, pending against or threatened (in writing) against any of its directors, officers or employees (in their capacity as such) before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, in each case, which (i) would be material, individually or in the aggregate, to the Companies or (ii) challenge or seek to prevent, enjoin, materially alter or materially delay the transactions contemplated by this Agreement and the other Transaction Documents. No Company is subject to, and, to the knowledge of the Companies, none of their respective assets are subject to, the provisions of any Order that would be material, individually or in the aggregate, to the Companies, nor is any Company a party to or subject to any settlement agreement that contains any ongoing obligations.

Section 3.12     Compliance with Laws and Governmental Orders.

(a)     Each Company is, and has been for the past three (3) years, in compliance in all material respects with all Applicable Laws, Orders and Permits applicable to its business, assets, properties and operations, including the Federal Food, Drug and Cosmetic Act, the Good Manufacturing Practices and other manufacturing standards of the Food and Drug Administration, the Federal Torts Claim Act, including any applicable rules, regulations or standards of the United States Department of Agriculture or Federal Trade Commission, the Occupational Safety and Health Act (and the regulations promulgated thereunder), the Fair Labor Standards Act and any other Applicable Laws related to labor, the False Claims Act, the Truth in Negotiations Act, the Federal Acquisition Regulations, Public Health Service Act and all other Applicable Laws applicable to a Company, its properties or other assets or its business or operations. Each Company holds all material Permits necessary to conduct its business as presently conducted, all such Permits are in full force and effect and no cancellation or suspension of any such Permit is pending. No investigation or review by any Governmental Authority with respect to a Company is pending or, to the knowledge of the Companies, threatened (in writing). No Company has received any written notification or other written communication from any Governmental Authority asserting that any Company is in non-compliance with any Applicable Law, Order, Privacy Policy or Permit except for any non-compliance or alleged non-compliance that has been resolved prior to the date of this Agreement without any material ongoing liability.

(b)     No Company nor, to the knowledge of the Companies, any of the current directors, officers or employees of a Company is threatened (in writing) to be suspended or debarred from doing business with a Governmental Authority or is the subject of a finding of non-responsibility or ineligibility for U.S. government or non-U.S. government contracting.

Section 3.13     Properties.

(a)     Schedule 3.13(a) sets forth a list of all leases, subleases, licenses and occupancy agreements (each, a “Real Property Lease”) pursuant to which a Company occupies real property (such real property, the “Leased Real Property”). Each Company which is a party to a Real Property Lease holds a valid and enforceable leasehold interest under such Real Property Lease free and clear of all Liens other than Permitted Liens. The properties covered by the Real Property Leases are in good and substantial states of repair and condition, free from any material defects. No Company owns, or has ever owned, any real property.

(b)     Each Company has good and marketable, indefeasible, fee simple title to, or in the case of Leased Real Property and leased personal property has valid and enforceable leasehold interests in, all property and assets (whether real, personal, tangible or intangible) it owns or leases (or purports to own or lease) including those which are shown to be owned or leased by the Companies on the Balance Sheet or acquired after the Balance Sheet Date, free and clear of all Liens other than Permitted Liens.

(c)     The assets (tangible and intangible) owned or leased by the Companies, or which they otherwise have the legal right to use, constitute all of the assets used or held for use in connection with the business of the Companies as currently conducted and are sufficient to conduct such business as currently conducted and are, to the knowledge of the Companies, in a good and substantial state of repair and condition free from any material defects.

(d)     All of the personal property that has been imported by Tanok into Mexico has been imported on a permanent or a temporary basis, and Tanok has all import documentation (including but not limited to, import declarations (pedimentos), original valid certificates of origin (as applicable) and other relevant and/or required import documentation and are currently within the applicable prescribed terms to legally remain in Mexico.

Section 3.14     Taxes.

(a)     Since its formation, Yucatan has been classified as a partnership (within the meaning of Section 7701(a)(2) of the Code and analogous state and local provisions) for federal, state and local Income Tax purposes. Since its formation, Toluca Gourmet has been classified as a C corporation (within the meaning of Section 7701(a)(3) of the Code and analogous state and local provisions) for U.S. federal, state and local Income Tax purposes. Yucatan filed an entity classification election on IRS Form 8832 electing to treat Tanok as a partnership for U.S. federal Income Tax purposes pursuant to Treasury Regulation Section 301.7701-3 as of January 1, 2016. Prior to January 1, 2016, Tanok was classified as a C corporation at all times since its formation for U.S. federal Income Tax purposes. Since its formation, Tanokatan has been classified as a C corporation at all times for U.S. federal Income Tax purposes.

(b)     All material Taxes of each Company attributable to periods preceding or ending with the Balance Sheet Date have been paid to the appropriate Taxing Authority or have been included in a liability accrual for the specific Taxes on the Financial Statements. The provision made for Taxes (excluding any provision for deferred Taxes established to reflect timing differences between book and Tax income) on the Financial Statements is sufficient for the payment of all Taxes of the Companies on the Balance Sheet Date and for all years and periods prior thereto. Since the Balance Sheet Date, no Company has incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of such Company. No claim has ever been made by an authority in a jurisdiction where a Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. All such liability accruals for Taxes are and shall be complete and accurate in all material respects. At all times prior to the Closing Date, each Company has complied with all Applicable Laws and Contracts with respect to Taxes.

(c)     All Tax Returns required to be filed by or on behalf of each Company have been timely filed and, when filed, were true, correct and complete in all material respects. All Taxes owed and/or due whether or not shown on any Tax Return, and the Taxes shown as due on such Tax Returns, were paid to the appropriate Taxing Authority or adequately accrued. True, correct and complete copies of all Tax Returns filed by each Company for each of its three (3) most recent fiscal years have been delivered to Buyer. No Company is currently the beneficiary of any extension of time within which to file any Tax Return. No Company has requested an extension of time within which to file any Tax Return for which such Tax Return has not been timely filed.

(d)     Each Company has duly withheld and paid all Taxes to the appropriate taxing authority that it is required to withhold and pay, including, without limitation, all amounts in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party of such Company and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. All service providers of the Companies have been properly classified as employees or independent contractors for Tax purposes, including for purposes of Revenue Ruling 87-41.

(e)     No Company has received from the IRS or any other applicable Tax authorities any notice of underpayment or assessment of Taxes or other deficiency that has not been paid or any objection to any Tax Return filed by such Company in writing. No equityholder, director, officer (or employee responsible for Tax matters) of a Company reasonably expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to a Company. All deficiencies asserted or assessments made as a result of any examination have been fully paid to the appropriate Taxing Authority, or are fully reflected in the Financial Statements, or are being contested in good faith. There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any Tax Return or extending the time with respect to a Tax assessment or deficiency. There is no dispute or claim or intent to open an audit, request information, or conduct other review concerning any Tax of a Company either (i) claimed or raised by any authority in writing or (ii) as to which any equityholder or director, manager, officer, or employee responsible for Tax matters of such Company has knowledge based upon personal contact with any agent of such authority.

(f)     There are no Liens for Taxes on any assets or properties of a Company or on any of the LP Interests or the GP Interest, other than Permitted Liens.

(g)     No Company has received a Tax opinion with respect to any transaction relating to such Company other than a transaction in the ordinary course of business. No Company is the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction or Tax opinion relating to such Company.

(h)     No Company has ever been a party to a transaction that is, or is substantially similar to, a “reportable transaction”, as such term is defined in Treasury Regulation Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous state, local or non-U.S. Law. No Company has taken any position which is or would be subject to penalties under the provisions of federal, state or local Tax Law, including, without limitation, Section 6662 of the Code.

(i)     No Company has (i) applied for any Tax ruling, (ii) entered into a closing agreement as described in Section 7121 of the Code or otherwise (or any corresponding or similar provision of state, municipal, county, local, foreign or other Tax Law) or any other Contract with any Taxing Authority, (iii) been a party to any Tax allocation, Tax sharing or Tax indemnification Contract, or (iv) filed or made any election for any Tax purposes.

(j)     Fifty percent (50%) or more of the value of Yucatan’s gross assets do not consist of U.S. real property interests and ninety percent (90%) or more of Yucatan’s gross assets do not consist of U.S. real property interests plus cash and cash equivalents within the meaning of Treasury Regulation Section 1.1445-11T. Neither Tanok nor Tanokatan has made an election under Section 897(i) of the Code. Fifty percent (50%) or more of the value of each of Tanok’s and Tanokatan’s assets do not consist of Mexico real or immovable property in accordance with the Convention between the Government of the United Mexican States and the Government of the United of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (U.S.-Mexico Tax Treaty) or under the Applicable Laws of Mexico.

(k)     No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date (or any corresponding or similar provision of federal, provincial, territorial, state, municipal, county, local, foreign or other Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of federal, provincial, territorial, state, municipal, county, local, foreign or other Tax Law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of federal, provincial, territorial, state, municipal, county, local, foreign or other Tax Law); (iv) installment sale or open transaction made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of federal, provincial, territorial, state, municipal, county, local, foreign or other Tax Law); (vii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (viii) “subpart F income” (as defined in Section 952(a) of the Code) or amounts determined under Section 956 of the Code arising or generated during any Tax period (or portion thereof) ending on or prior to the Closing Date; (ix) inclusion under Section 965(a) of the Code (or any corresponding or similar provision of federal, provincial, territorial, state, municipal, county, local, foreign or other Tax Law) or any election under Section 965(h) of the Code (or any corresponding or similar provision of federal, provincial, territorial, state, municipal, county, local, foreign or other Tax Law); or (x) subsequent inclusion of income related to any reserve, credit or deduction for Tax purposes claimed prior to the Closing Date.

(l)     No Company (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has or has had nexus, a permanent establishment (within the meaning of an applicable Tax treaty or convention), or an office or fixed place of business in a country other than the country in which it is organized.

(m)     Each Company is in compliance with the terms and conditions of all applicable Tax exemptions or Tax agreements or Orders to which it may be subject or that it may have claimed, and the transactions contemplated by this Agreement will not have any material adverse effect on such compliance. No Company has any liability for the Taxes of any other Person, by operation of law, by Contract, as a transferee or successor or otherwise.

(n)     No adjustment with respect to any related party transactions has been proposed by any Taxing Authority. No Company is, or has been, a party to a transaction or Contract that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. All applicable transfer pricing rules have been complied with in all material respects, and all material documentation required by all relevant transfer pricing Laws has been timely prepared including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each Company.

(o)     Since its formation, each of Tanok and Tanokatan has been a S. de R. L. de C.V. (limited liability company with variable capital) and each has paid Tax in Mexico like a Mexico corporation.

(p)     Each Company has duly withheld and paid all Taxes to the appropriate Taxing Authority that it is required to withhold and pay in connection with amounts payable under Contracts for the lease of personal property related to personal property used by Tanok in Mexico.

Section 3.15     Intellectual Property.

(a)     Schedule 3.15(a) contains a true, correct and complete list of all trademark registrations, pending applications and other material Intellectual Property Rights included in the Owned Intellectual Property Rights, including the title or description, record owner, jurisdiction, issue, registration or application date and registration or application number of each item, as applicable. All Owned Intellectual Property Rights: (i) are in good standing and (ii) have been properly registered or applied for in all the jurisdictions identified in Schedule 3.15(a). All trademark registrations and pending applications included in the Owned Intellectual Property Rights have been properly made and filed, and all annuity, maintenance, renewal and other fees relating to such registrations or applications are current, with no such fees or required filings falling due within ninety (90) calendar days of the date hereof. No Company has any United States or foreign issued design patents or utility patents or any pending applications relating to any inventions or designs.

(b)     The Companies own or have a valid and enforceable written license to use, all Intellectual Property Rights used in the conduct of the business of the Companies as currently conducted and no Intellectual Property Rights other than Owned Intellectual Property Rights or Licensed Intellectual Property Rights have been used in the conduct of the business of the Companies. No Company has granted any licenses other than to customers of a Company in the ordinary course of business, and no Person other than the Companies has any right to use any Owned Intellectual Property. No Company pays any royalties, license fees or other consideration for the right to use, or otherwise license, any Intellectual Property Rights of any Person in excess of $50,000 per fiscal year.

(c)     There exist no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights. Except as would not be material, individually or in the aggregate, to the Companies, the consummation of the transactions contemplated hereby will not alter, encumber, impair or extinguish any Licensed Intellectual Property Rights.

(d)     As of the date hereof and since January 1, 2012, to the knowledge of the Companies, no Company has infringed, diluted, misappropriated or otherwise violated and is not infringing, diluting, misappropriating or otherwise violating, any Intellectual Property Right of any Person. As of the date hereof and since January 1, 2012, no Company has (i) been notified that it or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by a Company is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person or (ii) received any correspondence or offer to take a license or pay royalties for any Intellectual Property Rights of any Person.

(e)     The Companies are the sole and exclusive owner of the Owned Intellectual Property Rights and hold all right, title and interest in and to (i) all Owned Intellectual Property Rights and (ii) their interest in the Licensed Intellectual Property Rights, free and clear of any Lien except for any Permitted Liens. To the knowledge of the Companies, no Person is currently infringing, diluting, misappropriating or otherwise violating or has infringed, diluted, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right.

(f)     Schedule 3.15(f) separately identifies all software owned or purported to be owned by a Company.

(g)     The IT Assets are (i) sufficient for the conduct of the business of the Companies as currently conducted, (ii) to the knowledge of the Companies, free from any material defect, bug, virus, error or corruptant, and (iii) functional and operate and run in a reasonable and efficient business manner. To the knowledge of the Companies, the material software owned by the Companies do not use or incorporate and are not derived from any shareware, freeware or software subject to an “open source” “copyleft” or other similar license and no Person possesses, has any current or contingent right to access or has released any material source code by any of the Companies. The Companies have taken reasonable measures, consistent with current industry standards for similarly sized and situated companies, to preserve and maintain the availability, performance, security, continuous operation and integrity of the IT Assets (and all information and data stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption and have implemented commercially reasonable backup, disaster recovery, security and incident response procedures. During the three (3) years prior to the date hereof, there has been no material failure, outage or breach or, to the knowledge of the Companies, unauthorized access of such IT Assets or other material loss of data.

(h)     There is no, and in the last three (3) years, there has been no, complaint, audit, proceeding, investigation (formal or informal) or claim against a Company by (i) any private party; (ii) the Federal Trade Commission, any state attorney general or similar state official or any other Governmental Authority with respect to the security, confidentiality, availability or integrity of IT Assets, personal information or other data, information or Intellectual Property Rights of a Company.

Section 3.16     Insurance Coverage. Schedule 3.16 sets forth a true, correct and complete list of all insurance policies maintained by or on behalf of any Company (“Company Insurance Policies”) and the date of expiration of each such Company Insurance Policy and any self-insurance arrangement by or affecting any Company. All such Company Insurance Policies are in full force and effect and all premiums due with respect to such Company Insurance Policies have been paid, and no Company has received written notice of cancellation or termination (other than in connection with normal renewals) of any such Company Insurance Policies. Since January 1, 2016, there have not been any claims made under any Company Insurance Policy and there is no material claim pending regarding any Company under any Company Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy. No Company has been notified that it will not be able to renew any of the Company Insurance Policies as and when such policy expires.

Section 3.17     Licenses and Permits. The Companies hold all material licenses, franchises, permits, certificates, approvals, registrations, concessions or other similar authorization relating to the assets or business of the Companies which are necessary to be held by the Companies for the conduct of their business as currently conducted (collectively, the “Permits”). Schedule 3.17 sets forth a true, correct and complete list of all material Permits held by each Company. Each Permit is valid and in full force and effect, and no Company has received written notice of the cancellation or suspension of any such Permit. The Companies are, and, since January 1, 2016, the Companies have been, in compliance in all material respects with the terms of such Permits.

Section 3.18     Finders’ Fees. There is no financial advisor, investment banker, broker, finder or other intermediary that is entitled to any fee or commission from any Company in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, and, to the extent not paid by the Companies in Cash before the Closing, all such fees and commissions shall be included as a Transaction Cost.

Section 3.19     Company Employees.

(a)     Schedule 3.19(a) sets forth a list, as of the date hereof, of each Company Employee (by Company) as of the date hereof, and such list correctly reflects, with respect to each such individual, his or her (i) name, (ii) job title, (iii) jurisdiction of employment, (iv) status as full-time, part-time or temporary, (v) whether such individual is in active employment or on leave, and if on leave, the nature of such leave and date of expected return, (vi) base salary or base wage rate or commission rate or fee (as applicable), and (vii) for employees of Yucatan only, identifies the insurance plans participated in by each such individual. Schedule 3.19(a) also sets forth a list of all individual (i.e., non-entity) independent contractors or consultants currently engaged by any Company along with the services provided and the rate of remuneration for each such individual. The Companies have properly reported all compensation paid to Service Providers for all purposes. The Companies do not engage or retain any agency employees. The original, signed individual and/or collective labor agreements for each Tanok employee are present at the Tanok facility.

(b)     Each Company is, and has since January 1, 2016, has been, in compliance with Applicable Laws pertaining to employment and employment practices, including those relating to wage and hours, collective bargaining, labor management relations, overtime, work authorization, sexual harassment, civil rights, equal employment opportunity, age and disability discrimination, information privacy and security, wage payment and the payment and withholding of Taxes, workplace safety and health, worker classification, immigration, layoffs, social security, housing and wages and work shifts, except where failure to be compliant would not, individually or in the aggregate, be material to the Companies. No Company is liable for the payment of any material Tax, fines, penalties or other amounts, however designated, for failure to comply with any Applicable Law related to the foregoing.

(c)     No Company is a party to or subject to, and no Company is currently negotiating in connection with entering into, any Collective Bargaining Agreement, no Company Employees are represented by a labor union or other collective bargaining unit and, to the knowledge of the Companies, there has not been any attempt to organize any Company Employees for the purposes of collective bargaining. There is no, strike, work stoppage, lockout or material labor dispute or grievance pending or, to the knowledge of the Companies, threatened (in writing) against a Company nor have there been any such activities in the last three (3) years. There are no unfair labor practice Actions pending or, to the knowledge of the Companies, threatened (in writing) against a Company before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving Company Employees or Expatriated Employees.

(d)     The Companies are, and have been, in compliance (to the extent applicable) in all material respects with WARN and have no material liabilities or other obligations thereunder and except for the transactions contemplated by this Agreement and the other Transaction Documents, no Company has taken any action that would reasonably be expected to cause Buyer or any of its Affiliates to have any material liability or other obligation following the Closing Date under WARN.

(e)     There are no U.S. or non-Mexico based employees of Yucatan that regularly render services for the benefit of any Company in the territory of Mexico (“Expatriated Employees”).

(f)     There is no pending or, to the knowledge of the Companies, any threatened labor claim against Tanok pending before the Federal or Local Board of Conciliation and Arbitration or any other state or local agency, nor any pending audit, claim, litigation or procedure initiated by the Mexico Social Security Institute, Instituto Mexicano del Seguro Social (“IMSS”) or the National Institute for the Promotion of Employee Housing, Instituto del Fondo Nacional de la Vivienda de los Trabajadores (“INFONAVIT”) with respect to Tanok.

Section 3.20     Employee Benefit Plans.

(a)     Schedule 3.20(a) contains a list of all material Employee Plans by Company. Schedule 3.20(a) also includes the form of individual employment contract that Tanok has with its employees. With respect to each material Employee Plan, before the date hereof, Yucatan has made available to Buyer, and Buyer has had an opportunity to review, to the extent applicable, a copy of such plan and all amendments thereto and, as applicable, (i) the current summary plan description (or other description of such Employee Plan) and all summaries of material modifications, (ii) all current employee handbooks, manuals and policies, (iii) all trust agreements, insurance Contracts or other funding arrangements and amendments related to such Employee Plan, (iv) the three most-recently filed annual reports (Form 5500 series), including all schedules and attachments, (v) the three most recent independent accountant’s reports required under ERISA, (vi) the three most recently completed nondiscrimination testing reports, (vii) the most recent actuarial report, (viii) the IRS determination, opinion or advisory letter, (ix) any correspondence with any Governmental Authority within the last six years regarding any potential noncompliance by or with respect to such Employee Plan, and (x) all Internal Revenue Service forms 1094-B and 1094-C.

(b)     Each Employee Plan has been established, maintained, funded and administered in all material respects in accordance with the terms of such Employee Plan and in all material respects with the requirements of all Applicable Law, including ERISA and the Code. No Action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the knowledge of the Companies, is threatened (in writing) against or to involve, any Employee Plan before any arbitrator or any Governmental Authority, including the IRS and the Department of Labor.

(c)     No Company nor any of its ERISA Affiliates has ever maintained or contributed to, been obligated to maintain or contribute to or has, or is reasonably expect to have, any direct or indirect Liability under or with respect to, any “defined benefit plan” as defined in Section 3(35) of ERISA, any plan subject to Title IV of ERISA or Section 412 of the Code, any “multiemployer” plan as defined in Section 3(37) of ERISA or any “multiple employer welfare arrangement” as described in Section 3(40) of ERISA. No Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or 4212(c) of ERISA.

(d)     All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Employee Plans have been timely filed or delivered in all material respects. The Companies have not, and none of their directors, officers, employees, agents, plan fiduciaries, plan trustees or plan administrators of any Employee Plan or trust created under any Employee Plan have, engaged in or been a party to any breach of fiduciary duty as described in Section 404 of ERISA or any non-exempt “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA.

(e)     No Employee Plan is intended to qualify under Section 401(a) of the Code. Each such Employee Plan has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Employee Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies with or has been timely amended (if applicable) to comply with and has been operated in compliance with, and the Companies have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(f)     All contributions, premiums and payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable Accounting Principles and have been properly reflected on the Balance Sheet or disclosed in the notes thereto. There has been no amendment to, written interpretation of or announcement by any Company relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended before the date hereof.

(g)     No Company has any current or projected Liability for, and no Employee Plan promises or provides, any retiree medical, dental, disability, hospitalization, life or other retiree welfare benefits (whether insured or self-insured) to any Service Provider (other than coverage mandated by Applicable Law, including COBRA). No Company, ERISA Affiliate of a Company, or Employee Plan is or could be subject to any Tax or penalty under Sections 4972 through 4980H or Sections 6055 or 6056 of the Code.

(h)     Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any Company Employee to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan, or (iii) result in the payment of any amount that would not be deductible under Section 280G of the Code.

(i)     No Company has any obligation to gross-up, indemnify or otherwise reimburse any Service Provider for any Tax incurred by such Service Provider under Section 409A or 4999 of the Code.

(j)     Tanok contributes to savings plans for the Tanok employees in the amounts and intervals set forth on Schedule 3.20(j) of the Disclosure Schedule (the “Tanok Employee Savings Plan”). The Tanok Employee Savings Plan funds are property of the Tanok employees and will not be removed from Tanok by any Company Party prior to the Closing. Any pension funds related to the Tanok employees are funded in accordance with Applicable Laws.

(k)     Tanok has withheld from its employees and remitted to the IMSS, the INFONAVIT and any other applicable Governmental Authority, on a timely basis and in material compliance with all Applicable Laws, all social security dues and contributions, including housing allowance and retirement fund quotas, and all Taxes or other amounts due which it is required by Applicable Law to withhold and to remit to any Governmental Authority in connection with the Tanok employees.

Section 3.21     Environmental Matters.

(a)     Except for matters that have been fully resolved prior to January 1, 2015 with no remaining Liability to or potential for claims against a Company, no written notice, demand, request for information, claim, complaint, citation, summons or complaint has been received, no Order is outstanding or otherwise in effect, no fine or penalty has been assessed, and no Action is pending, or to the knowledge of the Companies, threatened (in writing) with respect to a Company (or predecessor thereof) that relates to or arises out of any Environmental Law, Environmental Permit or Hazardous Substance.

(b)     Except for liability arising in the ordinary course of business when conducted in compliance with all Applicable Law, there is no Liability (including pursuant to any Contract) of or relating to a Company (or predecessor thereof) arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance, and, to the knowledge of the Companies, there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a Liability.

(c)     No Hazardous Substance has been generated, treated, stored, handled or Released by a Company (or a predecessor thereof) at, on, under, to or from any location, property or facility now or previously owned, leased, operated or used by a Company in violation of Applicable Law or in a manner that would reasonably be expected to give rise to Liability for a Company. To the knowledge of the Companies, no Hazardous Substance has migrated onto the Leased Real Property from any adjacent property.

(d)     Each Company is, and since January 1, 2015, has been, in compliance in all material respects with all Environmental Laws, which compliance includes obtaining and maintaining all Environmental Permits.

(e)     The Companies have made available to Buyer copies of all material environmental investigations, studies, audits, tests, reviews, reports and analyses in the possession or control of a Company that relates to a Company, the operation of the business or any property or facility now or previously owned, leased, operated or used by a Company.

Section 3.22     Related Party Transactions. Except for the Transaction Documents, and other than salaries, bonuses, and benefits and entitlements under Employee Plans generally available to all employees of a Company, no Related Party (i) is a party to any Contract, is a party to any transaction or other business dealing with, provides any services to, is owed any money by or owes any money to, a Company (in each case, other than (A) any Contracts relating to an Equityholders’ investment in Yucatan under which Yucatan has no remaining obligations (other than customary confidentiality and non-disclosure obligations or customary covenants to provide reasonable access to books and records), and (B) the Yucatan Organizational Documents), (ii) owns, directly or indirectly, any material property, asset or right (whether tangible or intangible) that is currently used by a Company, or (iii) is, to the knowledge of the Companies, a director, officer or employee of, or consultant to, or owns, directly or indirectly, any interest in any Person which is a competitor, vendor, supplier or customer of a Company.

Section 3.23     Anti-Corruption; Sanctions; Export Control; Anti-Money Laundering.

(a)     Since January 1, 2015, each Company and their respective directors, officers, employees, agents, representatives and other Persons acting on behalf of or associated with a Company or any of its Affiliates, acting alone or together, have been in compliance with all applicable Anti-Corruption Laws.

(b)     Each Company has, and its directors, officers, employees, agents and representatives and other Persons acting on behalf and at the direction of such Company, acting alone or together, have not (i) received anything of value (including rebates, payments, commissions, promotional allowances or other economic benefits, regardless of their nature or type) from any Person (including any customer, supplier, employee or agent of any customer or supplier) for the purpose of obtaining or retaining business or to otherwise achieve an improper commercial advantage or (ii) given or promised to give anything of value (including any money, gift or similar benefit) to any Person (including any customer, supplier, employee or agent of any customer or supplier, any Government Official or other Person who was, is or may be in a position to help or hinder a Company or any of its Affiliates (or assist a Company or any of its Affiliates in connection with any actual or proposed transaction)) for the purpose of obtaining or retaining business or to achieve a commercial advantage, in each case, in contravention of any Anti-Corruption Laws.

(c)     No Company has, since January 1, 2011, (i) been subject to any Action or, to the knowledge of the Companies, threatened with any Action that alleges any material violation of any Anti-Corruption Laws or Import and Export Laws, or (ii) made a voluntary disclosure to a Governmental Authority in respect of any of the Anti-Corruption Laws or Import and Export Laws.

(d)     Since January 1, 2015, each Company has at all times conducted their export and import and related transactions in accordance with all applicable Import and Export Laws (including the execution and maintenance of contemporaneous documentation substantiating the customs valuation practices and methodology of each of Tanok and Tanokatan, if any) except to the extent that such transactions, individually or in the aggregate, would not be material, individually or in the aggregate, to the Companies.

(e)     No Company Party has received any written notice that any products or materials imported by Tanok or Tanokatan or any Affiliate thereof, or on behalf of Tanok or Tanokatan or any Affiliate thereof, where Tanok or Tanokatan or any Affiliate thereof is the importer of record, for which final liquidation has not yet occurred, is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by agencies of the United States or Mexican governments.

(f)     Tanok holds and has made available to Buyer a valid and current IMMEX Program and a valid and current Certification for Value Added Tax (IVA) and Special Tax on Production and Services (IEPES) issued by Mexico’s Tax Administration Service (SAT), and Tanok, except where the failure to do so would not be material to the Companies, has in its possession and has made available to Buyer all customs documentation supporting legal importation, ownership and/or possession of all assets under its possession, including customs temporary and/or permanent import declarations (pedimentos) with corresponding and applicable attachments, including but not limited to, bills of lading, valid certificates of origin, invoices, customs value declaration and customs valuation calculation sheets, notices or other documents and materials necessary to evidence legal ownership and/or possession of all equipment, machinery, raw materials, inventory and other assets under its possession.

(g)     Tanok holds a valid and current Value Added Tax Certification AAA issued by the Department of Finance and Public Credit through the Tax Administration Service (SAT), valid until April of 2019, and is in compliance in all material respects with all applicable legislation, administrative rules, including but not limited to, all reporting and inventory obligations, Annex 31 reports, which it represents are current and accurate.

Section 3.24     Customers and Suppliers. Schedule 3.24 sets forth (i) the top ten (10) customers of each Company for the fiscal year ended December 31, 2017 and the ten (10) month period ended October 31, 2018 (determined on the basis of the aggregate average revenue delivered by each contract with such customers during the applicable period) (each, a “Material Customer”) and (ii) the top ten (10) vendors/suppliers of each Company for the fiscal year ended December 31, 2017 and the ten (10) month period ended October 31, 2018 (determined on the basis of payments to such vendors/suppliers) (each, a “Material Supplier”). Between January 1, 2018 and the date hereof, no Material Customer or Material Supplier has ceased or materially decreased, or provided notice in writing of its intent to cease or materially reduce its purchases of goods or services from, or sales or provision of goods or services to, a Company, nor has any Material Customer or Material Supplier adversely modified the terms of its relationship with a Company or provided notice in writing of its intent to adversely modify the terms of its relationship with a Company. For the avoidance of doubt, nothing in this Section 3.24 shall have the effect of guaranteeing projections, revenue or other performance with respect to a Material Customer or otherwise following the date hereof.

Section 3.25     Recall; Food Safety. The Companies maintain internal controls and protocols related to their manufacturing processes that are required by Applicable Law. During the last three (3) years, no Company has received written notice as a result of any external audit that modifications are required to the Companies’ internal controls related to their manufacturing processes. In the last three (3) years, there has been no actual, or, to the Companies’ knowledge, threatened recall or investigation, either internally or by a Governmental Authority, on any product produced, sold or delivered by a Company. To the Companies’ knowledge, there are no circumstances that would reasonably be expected to require any recall, market withdrawal, correction, removal or similar action or claim by order of any Governmental Authority or any third party of any product distributed by a Company prior to the date hereof.

Section 3.26     Accounts Receivable. All accounts receivable of the Companies (i) arose in bona fide arms-length transactions in the ordinary course of business; (ii) to the Companies’ knowledge, are valid and enforceable claims and not subject to set-off or counterclaim, other than offsets in the ordinary course of business for (A) spoils, (B) promotions and (C) Canadian currency exchange for which reasonable reserves have been established on the Companies’ financial statements; and (iii) the Companies have no reason to believe that it will be unable to collect such accounts receivable in the normal course of business. No Company has any accounts or loans receivable from any of its Affiliates or any of its directors, managers, officers, employees or members.

Section 3.27     Inventory. The inventory of each Company is properly stored and of a quality and quantity usable, saleable and reasonably sufficient for the normal operations of the Companies’ business consistent with past practices. After giving effect to the Inventory Correction, each Company has appropriately reserved for obsolete, unsaleable and slow-moving inventory.

Section 3.28     No Additional Representations or Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULES), YUCATAN EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANIES OR THEIR ASSETS OR EQUITY INTERESTS, INCLUDING ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE COMPANIES’ ASSETS OR EQUITY INTERESTS, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3, SUCH SUBJECT ASSETS AND EQUITY INTERESTS ARE BEING ACQUIRED THROUGH THE ACQUISITION “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULES), YUCATAN HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF A COMPANY OR ANY OF ITS AFFILIATES).

ARTICLE 4
Representations and Warranties of Camden

Except as set forth in the Camden Disclosure Schedules (subject to Section 13.03(b)), which schedules shall identify any exceptions to the representations and warranties contained in this Agreement, Camden represents and warrants to Buyer that the following statements are true and correct as of the date of this Agreement, except with respect to statements that speak to an earlier date, in which case, they shall be so true and correct as of such earlier date:

Section 4.01     Company Existence and Power. Camden is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has all corporate power and authority necessary to carry on its business as currently conducted, to own, lease and operate its properties, rights and assets including the GP Interest, and to execute and deliver this Agreement and the other Transaction Documents to which it is a party. Camden is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets, rights or properties or the conduct of its businesses as presently conducted requires such qualification, except for those jurisdictions where failure to be so qualified would not be material, individually or in the aggregate, to Camden.

Section 4.02     Company Authorization. The execution, delivery and performance by Camden of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, are within its corporate powers and have been duly authorized by all necessary corporate action on the part of Camden and its stockholders. Assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents to which Camden is a party by the other parties thereto, this Agreement and such other Transaction Documents constitute valid and binding agreements of Camden enforceable against Camden in accordance with their respective terms (subject to the Enforceability Exceptions).

Section 4.03     Governmental Authorization. The execution, delivery and performance by Camden of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, require no notice, report, consent, Filing or other action by Camden or on behalf of Camden with any Governmental Authority, other than (i) such notices, Filings and consents as may be required solely by reason of Buyer’s participation in the transactions contemplated by this Agreement or by the other Transaction Documents and (ii) any other actions or Filings, including the updating of Permits, the absence of which would not be material, individually or in the aggregate, to Camden.

Section 4.04     Noncontravention. The execution, delivery and performance by Camden of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby by Camden, do not and will not constitute or result in (i) a breach or violation of, or default under the Organizational Documents of Camden, (ii) a violation or breach under any Applicable Law or Order as it relates to Camden, (iii) require any consent or other action by, notice to or payment to any Person under, constitute a default or breach or an event that, with or without notice or lapse of time or both, would constitute a default or breach under, or give rise to any right of termination, cancellation, release of source code or acceleration of any right or obligation of Camden or to a loss of any right or benefit to which Camden is entitled under any provision of any Contract binding upon Camden or by which its assets (including the GP Interest) are bound, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset or right of Camden (including the GP Interest), except in the case of clauses (ii) and (iii) for any such breach, violation, default, termination, cancellation, amendment, acceleration or loss of material benefit that would not be, individually or in the aggregate, material to Camden.

Section 4.05     Capitalization; Title to GP Interest and LP Interest.

(a)     Schedule 4.05(a) sets forth a true and correct list showing the beneficial and record owners of all outstanding Camden Shares and the corresponding Camden Shares held by each such Person immediately prior to the Closing. There are no issued and outstanding Equity Interests in Camden other than the Camden Shares. Camden has not received any notice that any of the Camden Shares are owned (beneficially or of record) or are entitled to be voted by any Person other than the record owner thereof as set forth on Schedule 4.05(a).

(b)     All of the outstanding Camden Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, (iii) are free and clear of any Lien, preemptive rights or any other limitation or restriction on the right to vote, sell or otherwise dispose of such Camden Shares, in each case, which would be imposed upon them by Camden or its stockholders (other than as set forth in the Articles of Incorporation and/or transfer restrictions under applicable securities laws) and (iv) were issued in compliance with all preemptive rights and any applicable securities laws or exemptions therefrom.

(c)     There are no issued, reserved for issuance or outstanding (i) Equity Interests of Camden other than the Camden Shares; (ii) securities, instruments or obligations of Camden convertible into or exchangeable for, or relating to or deriving economic value from, Equity Interests of Camden, (iii) except as may be set forth in the Articles of Incorporation, options, warrants, calls, subscriptions or other rights, commitments, arrangements or understandings (whether oral or written) to acquire from Camden, or other obligation of Camden to issue, grant, sell, deliver or otherwise dispose of, any Equity Interests or securities, instruments, obligations, convertible into or exchangeable for Equity Interests of Camden; or (iv) restricted capital stock, stock appreciation rights, contingent value rights, profit participations, “phantom” stock or similar securities or rights or obligations (contingent or otherwise) to make any payment to any Person, the value of which is derived from or calculated based on the value of Camden or any Equity Interest in Camden. There are no outstanding obligations of Camden to repurchase, redeem or otherwise acquire any Equity Interests. As of the date hereof, there are no declared and unpaid dividends on any Camden Shares. Other than the Camden Organizational Documents, there are no voting trusts, proxies or other similar Contracts with respect to the voting of any Camden Shares to which Camden is a party. Camden has not made any commitment regarding any form of equity incentive compensation to any officer, employee, director, consultant or other Service Provider of Camden.

(d)     Except for the GP Interest and the LP Interest held by Camden, Camden does not own or control, directly or indirectly, any Equity Interests in, or any interest convertible into or exchangeable or exercisable for any Equity Interests in, any Person. Camden is not bound by any commitment or obligation to acquire by any means, directly or indirectly, any Equity Interests of or in, any Person, or to make any investment in, or contribution or advance to, any Person.

(e)     Camden owns of record and beneficially and has good and valid title to the GP Interest and the LP Interest held by Camden, free and clear of any Liens. Neither the GP Interest nor the LP Interest held by Camden is subject to any voting trust, proxy or agreement or Contract related to the ownership, voting, dividend rights, transfer or disposition of such GP Interest or LP Interest. Camden is not a party to any right, option, warrant or other Contract or commitment that could require Camden to sell, transfer or otherwise dispose of the GP Interest or the LP Interest held by Camden or any portion thereof (other than this Agreement).

Section 4.06     Purpose of Camden; Assets and Liabilities. Camden’s sole purpose is to hold the GP Interest and the LP Interest held by Camden and to serve as the general partner of Yucatan. Camden has no material operations or business activities. Camden does not own or lease, and has never owned or leased, any real property. Camden does not, and has not for the last three (3) years, leased any personal property. Camden does not own, and has not for the last three (3) years owned, any material assets (other than the GP Interest and the LP Interest held by Camden). Apart from its capacity as General Partner of Yucatan, Camden does not own, purport to own, use, or have any rights to any Intellectual Property Rights. Camden has no Liabilities other than Liabilities that would not exceed $50,000 in the aggregate.

Section 4.07     Contracts. Schedule 4.07 lists each material Contract to which Camden is a party or bound or by which any assets or properties of Camden are bound, in each case as of the date hereof. Each Contract set forth on Schedule 4.07 and required to be disclosed pursuant to this Section 4.07 (each, a “Specified Camden Contract”) is a valid and binding agreement of Camden (and, to the knowledge of Camden, the other parties thereto) and is in full force and effect and enforceable in accordance with its terms subject to the Enforceability Exceptions. Camden is not, and to the knowledge of Camden, no other party to a Specified Camden Contract is, in default or breach in any material respect under the terms of any such Specified Camden Contract, and no event has occurred that, with notice or the lapse of time or both, would constitute a default or breach in any material respect thereunder by Camden or, to the knowledge of Camden, any other party thereto and Camden has not given or received written notice of any breach of, default or alleged default under, or intent to terminate any Specified Camden Contract. A true, correct and complete copy of each Specified Camden Contract has been provided to Buyer or Buyer has had an opportunity to review, prior to the date hereof.

Section 4.08     Litigation. There is, and for the past three (3) years there has been, no Action pending against or, to the knowledge of Camden, threatened (in writing) against Camden or any of its properties or, to the knowledge of Camden, pending against or threatened (in writing) against any of its directors or officers (in their capacity as such) before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, in each case, which (i) would be, individually or in the aggregate, material to Camden or (ii) challenge or seek to prevent, enjoin, materially alter or materially delay the transactions contemplated by this Agreement and the other Transaction Documents. Neither Camden nor any of its respective assets, rights or properties are subject to the provisions of any Order.

Section 4.09     Compliance with Laws and Governmental Orders. Camden is, and for the past three (3) years has been, in compliance in all material respects with all Applicable Laws and Orders applicable to its business, assets, properties and operations. Camden does not require any Permit in connection with the conduct of its business as presently conducted. No investigation or review by any Governmental Authority with respect to Camden is pending or, to the knowledge of Camden, threatened (in writing). Camden has not received any written notification or other written communication from any Governmental Authority asserting that Camden is in non-compliance with any Applicable Law, Order, Privacy Policy or Permit except for any non-compliance or alleged non-compliance that has been resolved prior to the date of this Agreement without any material ongoing liability. Neither Camden nor, to the knowledge of Camden, any of the current directors or officers of Camden is threatened (in writing) to be suspended or debarred from doing business with a Governmental Authority or is the subject of a finding of non-responsibility or ineligibility for U.S. Government or non-U.S. Government contracting.

Section 4.10     Employees; Benefit Plans. Camden does not, and has never had, any employees. Camden has no, and has never had, any Employee Plan. Camden does not, and has not for the last two (2) years, engaged any individual independent contractors or consultants or other Service Providers to provide services to Camden.

Section 4.11     Related Party Transactions. Except for the Transaction Documents, no Camden Stockholder, current or former director or officer of Camden, no Affiliate of any Camden Stockholder or any member of the immediate family of any Camden Stockholder (collectively, the “Camden Related Parties”) (i) is a party to any Contract, is a party to any transaction or other business dealing with, provides any services to, is owed any money by or owes any money to, Camden (in each case other than any Contracts relating to a Camden Stockholder’s investment in Camden under which Camden has no remaining obligations (other than customary confidentiality and non-disclosure obligations, or customary covenants to provide reasonable access to books and records), and the Camden Organizational Documents), or (ii) owns, directly or indirectly, any material property, asset or right (whether tangible or intangible), that is used by Camden.

Section 4.12     Taxes.

(a)     Since March 1, 1991, Camden has been classified as an S corporation (within the meaning of Section 1361 of the Code and analogous state and local provisions) for federal, state and local Income Tax purposes.

(b)     All material Taxes of Camden due prior to the Closing Date have been paid to the appropriate Taxing Authority. No claim has ever been made by an authority in a jurisdiction where Camden does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. At all times prior to the Closing Date, Camden has complied with all Applicable Laws and Contracts with respect to Taxes.

(c)     All Tax Returns required to be filed by or on behalf of Camden have been timely filed and, when filed, were true, correct and complete in all material respects. All Taxes owed and/or due whether or not shown on any Tax Return, and the Taxes shown as due on such Tax Returns, were paid to the appropriate Taxing Authority or adequately accrued. True, correct and complete copies of all Tax Returns filed by Camden for each of its three (3) most recent fiscal years have been delivered to Buyer. Camden is not currently the beneficiary of any extension of time within which to file any Tax Return. Camden has not requested an extension of time within which to file any Tax Return for which such Tax Return has not been timely filed.

(d)     Camden has duly withheld and paid all Taxes to the appropriate Taxing Authority that it is required to withhold and pay, including, without limitation, all amounts in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party of Camden and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. All service providers of Camden have been properly classified as employees or independent contractors for Tax purposes, including for purposes of Revenue Ruling 87-41.

(e)     Camden has not received from the IRS or any other applicable Tax authorities any notice of underpayment or assessment of Taxes or other deficiency that has not been paid or any objection to any Tax Return filed by Camden in writing. No shareholder, director, officer (or employee responsible for Tax matters) of Camden reasonably expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Camden. All deficiencies asserted or assessments made as a result of any examination have been fully paid to the appropriate Taxing Authority. There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any Tax Return or extending the time with respect to a Tax assessment or deficiency. There is no dispute or claim or intent to open an audit, request information, or conduct other review concerning any Tax of Camden either (i) claimed or raised by any authority in writing or (ii) as to which any shareholder, director, manager, officer, or employee responsible for Tax matters of such Company has knowledge based upon personal contact with any agent of such authority.

(f)     There are no Liens for Taxes on any assets or properties of Camden other than Permitted Liens.

(g)     Camden has not received a Tax opinion with respect to any transaction relating to Camden other than a transaction in the ordinary course of business. Camden is not the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction or Tax opinion.

(h)     Camden has never been a party to a transaction that is, or is substantially similar to, a “reportable transaction”, as such term is defined in Treasury Regulation Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous state, local or non-U.S. Law. Camden has not taken any position which is or would be subject to penalties under the provisions of federal, state or local Tax Law, including, without limitation, Section 6662 of the Code.

(i)     Camden has not (i) applied for any Tax ruling, (ii) entered into a closing agreement as described in Section 7121 of the Code or otherwise (or any corresponding or similar provision of state, municipal, county, local, foreign or other Tax Law) or any other Contract with any Taxing Authority, (iii) been a party to any Tax allocation, Tax sharing or Tax indemnification Contract, or (iv) filed or made any election for any Tax purposes which has not been disclosed on Section 4.12(i).

(j)     Camden is not a “United States real property holding company” within the meaning of Section 897 of the Code.

(k)     Camden will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date (or any corresponding or similar provision of federal, provincial, territorial, state, municipal, county, local, foreign or other Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of federal, provincial, territorial, state, municipal, county, local, foreign or other Tax Law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of federal, provincial, territorial, state, municipal, county, local, foreign or other Tax Law); (iv) installment sale or open transaction made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of federal, provincial, territorial, state, municipal, county, local, foreign or other Tax Law); (vii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (viii) “subpart F income” (as defined in Section 952(a) of the Code) or amounts determined under Section 956 of the Code arising or generated during any Tax period (or portion thereof) ending on or prior to the Closing Date; (ix) inclusion under Section 965(a) of the Code (or any corresponding or similar provision of federal, provincial, territorial, state, municipal, county, local, foreign or other Tax Law) or any election under Section 965(h) of the Code (or any corresponding or similar provision of federal, provincial, territorial, state, municipal, county, local, foreign or other Tax Law); or (x) subsequent inclusion of income related to any reserve, credit or deduction for Tax purposes claimed prior to the Closing Date.

(l)     Camden does not or has not had nexus, a permanent establishment (within the meaning of an applicable Tax treaty or convention), or an office or fixed place of business in a country other than the country in which it is organized.

(m)     Camden is in compliance with the terms and conditions of all applicable Tax exemptions or Tax agreements or Orders to which it may be subject or that it may have claimed, and the transactions contemplated by this Agreement will not have any material adverse effect on such compliance. Camden does not have any liability for the Taxes of any other person or entity, by operation of law, by Contract, as a transferee or successor or otherwise.

(n)     All transactions between Camden and any related or “non-arm’s length” party have been and are on arm’s-length terms. No adjustment with respect to such related party transactions has been proposed by any Taxing Authority. Camden is not, nor has ever been, a party to a transaction or Contract that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. All applicable transfer pricing rules have been complied with in all material respects, and all material documentation required by all relevant transfer pricing Laws has been timely prepared.

Section 4.13     Finders’ Fees. There is no financial advisor, investment banker, broker, finder or other intermediary that is entitled to any fee or commission from Camden in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party.

Section 4.14     Anti-Corruption; Sanctions; Export Control; Anti-Money Laundering.

(a)     Since January 1, 2014, Camden and its directors, officers, agents, representatives and other Persons acting on behalf of or associated with Camden or any of its Affiliates, acting alone or together, have been in compliance with all applicable Anti-Corruption Laws.

(b)     Camden does not and, its directors, officers, employees, agents and representatives and other Persons acting on behalf and at the direction of Camden, acting alone or together, have not (i) received anything of value (including rebates, payments, commissions, promotional allowances or other economic benefits, regardless of their nature or type) from any Person (including any customer, supplier, employee or agent of any customer or supplier) for the purpose of obtaining or retaining business or to otherwise achieve an improper commercial advantage or (ii) given or promised to give anything of value (including any money, gift or similar benefit) to any Person (including any customer, supplier, employee or agent of any customer or supplier, any Government Official or other Person who was, is or may be in a position to help or hinder Camden or any of its Affiliates (or assist Camden or any of its Affiliates in connection with any actual or proposed transaction)) for the purpose of obtaining or retaining business or to achieve a commercial advantage, in each case, in contravention of any Anti-Corruption Laws.

(c)     Camden has not, since January 1, 2011, (i) been subject to any Action or, to the knowledge of Camden, threatened with any Action that alleges any material violation of any Anti-Corruption Laws, or (ii) made a voluntary disclosure to any Governmental Authority in respect of any Anti-Corruption Laws.

Section 4.15     No Additional Representations or Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 (AS MODIFIED BY THE CAMDEN DISCLOSURE SCHEDULES), CAMDEN EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF CAMDEN OR ITS ASSETS OR EQUITY INTERESTS, INCLUDING ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ANY OF CAMDEN’S ASSETS OR EQUITY INTERESTS, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4, SUCH SUBJECT ASSETS AND EQUITY INTERESTS ARE BEING ACQUIRED THROUGH THE ACQUISITION “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4 (AS MODIFIED BY THE CAMDEN DISCLOSURE SCHEDULES), CAMDEN HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF EITHER OF CAMDEN OR ANY OF ITS AFFILIATES).

ARTICLE 5
Representations and Warranties of Buyer

Buyer represents and warrants to the Equityholders that the following statements are true and correct as of the date of this Agreement:

Section 5.01     Organization; Existence and Power. Buyer is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate powers to carry on its business as now conducted, to own, lease and operate its properties, rights and assets, and to execute and deliver this Agreement and the other Transaction Documents to which it is a party. Buyer is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets owned, leased and operated by it or the nature of its business makes such qualification or licensing necessary except in those jurisdictions where failure to be so qualified or licensed or to be in good standing would not be material, individually or in the aggregate, to the Buyer.

Section 5.02     Capital Stock. The authorized capital stock of Landec consists of: (i) 50,000,000 shares of Common Stock; and (ii) 2,000,000 shares of Preferred Stock. As of October 31, 2018: (A) 27,784,803 shares of Common Stock were issued and outstanding; (B) no shares of Common Stock were issued and held by Landec in its treasury; (C) no shares of Preferred Stock were issued and outstanding or held by Landec in its treasury; and (D) 2,505,545 shares of Common Stock were subject to outstanding equity awards under Landec’s equity incentive plans. All of the outstanding shares of capital stock of Landec are, and all shares of Common Stock constituting the Stock Consideration, will be, when issued, duly authorized by all necessary corporate action, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights.

Section 5.03     Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. Assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party by the other parties thereto, this Agreement and such other Transaction Documents constitute valid and binding agreements of Buyer enforceable against Buyer in accordance with their respective terms (subject to the Enforceability Exceptions).

Section 5.04     Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, require no notice, report, consent, Filing or other action by Buyer with any Governmental Authority, including, without limitation, pursuant to the Hart Scott Rodino Improvements Act of 1976 (as amended), except for any such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereunder, and other than any actions or Filings the absence of which would not be, individually or in the aggregate, material to the Buyer’s ability to consummate the transactions contemplated by, or perform its obligations under, this Agreement. Without limiting the generality of the foregoing, no other Filings are required of Buyer under any other Applicable Laws (domestic or foreign) that are designed to govern investment or competition, or otherwise intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, in connection with the transactions contemplated by this Agreement or other Transaction Documents. There are no transactions under consideration or pending by Buyer or any of its Affiliates that, individually or in the aggregate, would have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

Section 5.05     Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate the Organizational Documents of Buyer, (b) violate or breach any Applicable Law or Order as it relates to the Buyer, (c) require any consent or other action by, or payment to, any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any right or benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer, with such exceptions, in the case of clauses (b) and (c), as would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement.

Section 5.06     Financial Matters; SEC Reports.

(a)     Landec has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2016 (the “Landec SEC Documents”). As of their respective dates, the Landec SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Landec SEC Documents, and none of the Landec SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Landec SEC Documents and, to the knowledge of Landec, none of the Landec SEC Documents is the subject of any outstanding SEC investigations.

(b)     The consolidated financial statements (including all related notes and schedules) of Landec and its Subsidiaries included in the Landec SEC Documents (the “Landec Financial Statements”) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Landec and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto).

(c)     Except (i) as reflected or reserved against in Buyer's unaudited balance sheet as of August 26, 2018 (or the notes thereto) as included in the Landec SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business since August 26, 2018, (iii) for liabilities and obligations incurred in connection with or contemplated by this Agreement or the Transaction Documents, or (iv) liabilities and obligations which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition or results of operations of Landec and its Subsidiaries as a whole, neither Landec nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Landec and its Subsidiaries (or in the notes thereto).

(d)     Landec is in compliance, in all material respects, with the applicable criteria for continued listing of Landec Common Stock on NASDAQ, including all applicable corporate governance rules and regulations thereunder.

Section 5.07     Securities Issuance.

(a)     The Stock Consideration will be offered and sold pursuant to the registration exemption provided by Regulation D and Section 4(a)(2) of the Securities Act as a transaction not involving a public offering and the requirements of any other state securities Applicable Laws and their respective rules and regulations. Landec has not taken nor will it take any action which conflicts with the conditions and requirements of, or which would make unavailable with respect to issuance of the Stock Consideration pursuant to this Agreement, the exemption(s) from registration available pursuant to Regulation D or Section 4(a)(2) of the Securities Act, and knows of no reason why any such exemption would be otherwise unavailable to it. Landec has not been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining it for failing to comply with Section 503 of Regulation D.

(b)     Landec shall file a Form D with respect to the Stock Consideration as required under Regulation D promulgated under the Securities Act and such filings as may be required under applicable securities or “blue sky” Laws of the states of the United States (or to obtain an exemption from such qualification).

Section 5.08     Compliance with Laws. Since January 1, 2015, (a) the business and operations of Landec have been conducted in compliance with all Applicable Laws and (b) Landec has complied with the applicable listing and corporate governance rules and regulations of NASDAQ except, in each case, where the failure to so conduct such business and operations or comply with such rules and regulations have not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Landec to consummate the transactions contemplated by, or perform its obligations under, this Agreement.

Section 5.09     Litigation and Governmental Orders. There is no Action pending against or, to the knowledge of Buyer, threatened (in writing) against Buyer, any of its properties or any of its directors, officers or employees (in their capacity as such) before (or in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority that, if determined or resolved adversely in accordance with the plaintiff’s demands, would have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement or in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the other Transaction Documents. None of Buyer or any of its Affiliates is subject to any Order that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the other Transaction Documents.

Section 5.10     Finders’ Fees. There is no financial advisor, investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, Buyer or any of its Affiliates that is entitled to any fee or commission from the Companies or any other party (other than the Buyer) in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.11     Acquisition for Investment Purposes. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement. Buyer confirms that Yucatan and Camden have made available to Buyer and its representatives and advisors (i) the opportunity to ask questions of the directors, officers, managers and management employees (as applicable) of the Company Parties, and (ii) access to the documents, information and records of the Company Parties, and Buyer confirms that it has made an independent investigation, analysis and evaluation of the Company Parties and their properties, assets, business, financial condition, documents, information and records. Buyer is acquiring the Transferred Securities for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Transferred Securities. Buyer understands and agrees that the Transferred Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Exchange Act, except pursuant to an exemption from such registration available thereunder, and without compliance with state, local and foreign securities laws, in each case, to the extent applicable.

Section 5.12     Independent Investigation; No Other Representations. Buyer acknowledges and agrees that (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby and by the other Transaction Documents, it has relied upon its own investigation and the express representations and warranties of Yucatan and Camden set forth in ARTICLE 3 and ARTICLE 4, and the Equityholders set forth in ARTICLE 6 and (ii) neither the Equityholders, Yucatan or Camden nor their respective officers, directors, affiliates, agents or representatives has made any representation or warranty with respect to the business of the Company Parties, except as expressly set forth in ARTICLE 3, ARTICLE 4 and ARTICLE 6. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors experienced in the evaluation and purchase of companies such as the Company Parties as contemplated hereunder. Buyer has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. Buyer acknowledges and agrees that (A) on behalf of itself and its Affiliates, except for the representations and warranties expressly set forth in ARTICLE 3, ARTICLE 4 and ARTICLE 6, neither the Equityholders, Yucatan or Camden nor any of their members, stockholders, trustees, Affiliates or any other Person, has made or is making, and Buyer has not relied upon and is not relying upon, any other representations or warranties, promises, covenants, agreements or guaranties, statutory, common law or otherwise, of any nature, oral or written, past, present or future, including any other representations or warranties, express or implied, and (B) Yucatan and Camden do not make any representation or warranty with respect to (I) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Companies or the future business and operations of the Companies or (II) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company Parties or their businesses, assets, liabilities or operations, except as expressly set forth in ARTICLE 3, ARTICLE 4 and ARTICLE 6 of this Agreement.

Section 5.13     Calculation of Stock Consideration. The Stock Consideration issuable at the Closing (as set forth on Exhibit B-1), as well as the per-share value of any additional Stock Consideration issuable as Adjustment Consideration, has been calculated by dividing (x) the dollar value in question by (y) $14.0761 (the “Stock Value”), which is the volume weighted average price per share, rounded to four decimal places, of the Common Stock on The NASDAQ Global Select Stock Market for the thirty (30) consecutive trading days ending on and including the trading day five (5) Business Days prior to the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, by another authoritative source mutually selected by the parties).

ARTICLE 6
Representations and Warranties of the Equityholders

Each of the Equityholders hereby severally, and not jointly, represents and warrants to Buyer with respect to himself, herself or itself, that the following statements are true and correct as of the date of this Agreement:

Section 6.01     Equityholder Organization, Existence and Power. If Equityholder is an entity, such Equityholder is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or similar powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and to own the Transferred Securities held by it.

Section 6.02     Equityholder Authorization. Such Equityholder has all requisite power and authority and has taken all requisite action necessary in order to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Equityholder of this Agreement and each of the Transaction Documents to which Equityholder is a party, and the consummation of the transactions contemplated hereby and thereby, are within the powers of Equityholder and, if Equityholder is an entity, have been duly authorized by all necessary corporate or similar action on the part of such Equityholder and such Equityholder has received any consents or approvals required under its Organizational Documents and the Organizational Documents of Yucatan and Camden, as applicable. Assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents to which such Equityholder is a party by the other parties thereto, this Agreement and the Transaction Documents to which such Equityholder is a party constitute valid and binding agreements of such Equityholder enforceable against such Equityholder in accordance with their terms (subject to the Enforceability Exceptions).

Section 6.03     Governmental Authorization. The execution, delivery and performance by Equityholder of this Agreement, and the consummation of the transactions contemplated hereby, do not require any notice, report, consent, filing or other action by Equityholder with any Governmental Authority.

Section 6.04     Noncontravention. The execution, delivery and performance by Equityholder of this Agreement and the other Transaction Documents to which Equityholder is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) if Equityholder is an entity, violate or breach the Organizational Documents of Equityholder, (ii) violate or breach any Applicable Law or Order as it relates to the Equityholder, (iii) require any consent or other action by, notice to or payment to any Person under, constitute a default or breach or an event that, with or without notice or lapse of time or both, would constitute a default or a breach under, or give rise to any right of termination, cancelation, or acceleration of any right or obligation of an Equityholder or to the loss of any right or benefit to which an Equityholder is entitled under any provision of any Contract binding upon Equityholder or by which the Transferred Securities held by Equityholder are bound or (iv) result in the creation of any Lien on the Transferred Securities held by such Equityholder, except, in the case of clauses (ii) and (iii), for any such breach, violation, default, termination, cancelation, amendment, acceleration or creation that would not have a material effect on such Equityholder’s ability to consummate the transactions contemplated hereby including the transfer of good and valid title to the Transferred Securities to Buyer, free and clear of all Liens.

Section 6.05     Title to Securities. Such Equityholder owns of record and beneficially and has good and valid title to the Transferred Securities to be purchased by Buyer from such Equityholder in the Acquisition, free and clear of any Liens. Assuming Buyer has the requisite power and authority to be the lawful owner of the Transferred Securities, upon the Escrow Agent’s and Equityholders’ Representative’s receipt on behalf of such Equityholder of the consideration payable to such Equityholder pursuant to this Agreement before, or at the time of, the Closing pursuant to Section 2.04, and the occurrence of the Closing, good and valid title to such Transferred Securities will pass to Buyer, free and clear of any Liens and Buyer will own of record and beneficially such Transferred Securities free and clear of any Liens. The Transferred Securities held by Equityholder are not subject to any voting trust, proxy, or agreement or Contract relating to the ownership, voting, dividend rights, transfer, or disposition of such Transferred Securities. Such Equityholder is not a party to any right, option, warrant or other Contract or commitment that could require such Equityholder to sell, transfer or otherwise dispose of any of the Transferred Securities (other than this Agreement).

Section 6.06     Litigation. As of the date hereof, there are no Actions by or before any Governmental Authority that are pending, or, to the knowledge of such Equityholder, threatened in writing against such Equityholder except those that would not, individually or in the aggregate, have a material adverse effect on such Equityholder’s ability to consummate the transactions contemplated hereby or that challenge or seek to prohibit, restrict or delay the transactions contemplated by this Agreement.

Section 6.07     Finders’ Fees. There is no financial advisor, investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, Equityholder or any of his, her or its Affiliates (other than Yucatan) that is entitled to any fee or commission from Yucatan or Camden or any other party in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.08     Allocation of Consideration. Each Preferred Limited Partner agrees to its Preferred Payout as set forth on Exhibit B-1 attached hereto. Each Camden Stockholder agrees to his or her Camden Pro Rata Percentage, as well as his or her portion of the Stock Consideration issuable to such Camden Stockholder at the Closing, as set forth on Exhibit B-1 attached hereto. Each Camden Stockholder further agrees that his or her portion of any additional Stock Consideration issuable following the Closing shall be in accordance with his or her Camden Pro Rata Percentage.

Section 6.09     Investment Representations. To the extent such Equityholder will be receiving Stock Consideration, (i) such Equityholder is acquiring the Stock Consideration for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof; (ii) such Equityholder’s financial situation is such that Equityholder will be able to afford to bear the economic risk of directly or indirectly owning the Stock Consideration for an indefinite period of time, will have adequate means for providing for such Equityholder’s needs and personal contingencies on and following the Closing and will be able to afford to suffer a complete loss of such Equityholder’s investment in the Stock Consideration; (iii) such Equityholder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of investing in the Stock Consideration; (iv) such Equityholder understands that an investment in the Stock Consideration will be a speculative investment and involves a high degree of risk of loss of such Equityholder’s investment therein and there will be substantial restrictions on the transferability of all or substantially all of the Stock Consideration (including under the Holdback Agreement); and (v) such Equityholder is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

Section 6.10     No Additional Representations or Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 6, EACH EQUITYHOLDER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANIES’ OR THEIR ASSETS OR SECURITIES, INCLUDING ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE COMPANIES’ ASSETS OR EQUITY INTERESTS, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 6, SUCH SUBJECT ASSETS ARE BEING ACQUIRED THROUGH THE ACQUISITION “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 6 AND IN ARTICLES 3 AND 4 (FOR WHICH EQUITYHOLDERS HAVE INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 12), EACH EQUITYHOLDER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, MANAGER, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF EITHER OF THE COMPANIES OR CAMDEN OR ANY OF THEIR RESPECTIVE AFFILIATES).

ARTICLE 7
Non-Disclosure of Confidential Information

Each Equityholder acknowledges that for the period of five (5) years after the Closing Date, such Equityholder shall not disclose any Confidential Information to anyone other than employees and representatives of Buyer and, after the Closing, any Company Party except any such Confidential Information which is required to be disclosed by an Equityholder in connection with any Action before any Governmental Authority or pursuant to any Applicable Law; provided that such Equityholder shall give reasonable prior notice to Buyer of the requirement to disclose such Confidential Information. For purposes hereof, the term “Confidential Information” shall mean all non-public and propriety information relating to the Company Parties, their customers and products and services including the following: (a) all formulations, test results, production and manufacturing information and know-how and all other technical information relating to the manufacture, formulation, or production of the products or services of any Company; (b) all information and records concerning products or services being researched by, under development by or being tested by any Company but not yet offered for sale; (c) all trade secrets relating to any Company; (d) all information concerning pricing policies of the Companies, the prices charged by the Companies to its customers, the volume or orders of such customers and other information concerning the transactions of the Companies with their customers or prospective customers; (e) customer and vendor and prospective customer and vendor lists of the Companies; (f) producers, growers and vendors which provide goods or services to the Company Parties and the prices charged by such parties and any other aspect of the transactions between such parties and the Company Parties; (g) financial information concerning the Company Parties; (h) information concerning salaries or wages paid to, the work records of and other personnel information relative to employees of the Companies; (i) information concerning the marketing programs or strategies of the Companies; and (j) all other confidential and propriety information of the Company Parties. Notwithstanding the foregoing, each Equityholder acknowledges and agrees that such Equityholder will be bound by his, her or its obligations under Applicable Law relating to trade secrets, which, in the case of Confidential Information that qualifies as a trade secret under Applicable Law, may exceed the obligations imposed under this ARTICLE 7. Nothing in this ARTICLE 7 shall be construed to limit or supersede the common law of torts or statutory or other protection of trade secrets where such law provides Buyer or the Company Parties with greater protections or protections for a longer duration than that provided under this ARTICLE 7. “Confidential Information” shall not be deemed to mean or refer to information that is or becomes a matter of public knowledge through no fault of an Equityholder.

ARTICLE 8
Covenants of Buyer

Section 8.01     Access.

(a)     After the Closing, upon request, Buyer shall use commercially reasonable efforts to give the Equityholders and their agents reasonable access to the offices, properties, books and records of the Company Parties to the extent necessary to permit the Equityholders to determine any matter relating to the Equityholders’ rights and obligations hereunder (including in connection with the determination and verification of the items noted in the Post-Closing Statement); provided that any such access shall not unreasonably interfere with the conduct of the business of Buyer or any of its Affiliates (including the Company Parties) and shall not require Buyer to permit access to any privileged information (except that, before withholding any such information, Buyer shall notify the Equityholders in writing of the nature of the information being withheld and take any actions as may reasonably be requested by the Equityholders to implement alternate arrangements in order to allow the Equityholders access to such information to the fullest extent reasonably practicable under the circumstances). The Equityholders shall bear all of the out-of-pocket costs and expenses (excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the Equityholders’ exercise of their rights under this Section 8.01.

(b)     Notwithstanding the provisions of this Section 8.01, although the existence of an adversarial proceeding between or among any of the parties hereto shall not abrogate or suspend the provisions of this Section 8.01, as to such records or other information directly pertinent to such adversarial proceeding, the parties may not utilize this Section 8.01 but rather, absent agreement, must utilize the rules of discovery.

Section 8.02     WARN. Neither Buyer nor the Companies will take any action within the first ninety (90) days after the Closing that would reasonably be expected to cause a Company to have any material liability or other obligation following the Closing Date under WARN.

Section 8.03     NASDAQ Listing. Buyer shall use its reasonable best efforts to take such actions as may be necessary to cause the Stock Consideration to be listed on The NASDAQ Global Select Stock Market, subject to official notice of issuance, promptly after the Closing Date.

ARTICLE 9
Covenants of Buyer and the Companies

Section 9.01     Public Announcements. The initial press release with respect to the consummation of the transactions contemplated hereby shall be issued in a form reasonably agreed upon by Buyer and the Equityholders’ Representative. The Equityholders and the Equityholders’ Representative acknowledge and agree that Buyer is a public company and, as such, it has determined in good faith and on the advice of counsel that it will be required to file this Agreement and the Exhibits (but not the Disclosure Schedule) in connection with its required filings under Applicable Laws and is entitled to discuss the material terms of this Agreement and the transactions contemplated hereby with its investors and analysts.

Section 9.02     Further Assurances. At and after the Closing, the officers and directors of the Company Parties shall be authorized to execute and deliver, in the name and on behalf of the Company Parties, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company Parties, any other actions and things to vest, perfect or confirm of record or otherwise in Buyer any and all right, title and interest in, to and under any of the rights, properties or assets of the Company Parties acquired or to be acquired by Buyer as a result of, or in connection with, the Acquisition.

Section 9.03     Directors and Officers.

(a)     Before the Closing, Yucatan shall obtain a non-cancellable extension of the directors’ and officers’ liability and employment practices liability coverage of the Companies’ existing management liability insurance policies and the Companies’ existing fiduciary liability insurance policies (collectively, “Management Liability Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Closing with respect to any claim related to any period of time at or before the Closing with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Companies’ existing policies to the maximum extent available. All fees and premiums for the Management Liability Insurance shall be treated as a Transaction Cost. For the avoidance of doubt, Camden does not maintain any Management Liability Insurance.

(b)     From and after the Closing, Buyer shall not, and shall cause each of the Company Parties and their respective Affiliates to not, terminate or repeal any rights to indemnification from liabilities for acts or omissions occurring prior to the Closing existing as of the date hereof in favor of any current or former director or officer of any Company Party as provided in the Yucatan Organizational Documents, the Camden Organizational Documents, the Tanok Organizational Documents or the Tanokatan Organization Documents, as in effect at the Closing or amend or otherwise modify any of the foregoing in any manner that would adversely affect any rights thereunder of any such individuals who at or before the Closing were directors or officers of any Company Party without the consent of such individual.

(c)     If any of Buyer or the Company Parties or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other Person of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Company Party, as applicable, assume the obligations set forth in this Section 9.03.

Section 9.04     Equityholder Release.

(a)     Effective as of the Closing, each Equityholder does for himself, herself or itself and his, her or its respective Affiliates (other than, for the avoidance of doubt, the Company Parties and their Affiliates), partners, heirs, beneficiaries, successors and assigns, if any, release and absolutely forever discharge Buyer, the Company Parties and each of the other Equityholders, and each of their respective present and former directors, officers, managers, equityholders, partners, members, employees, controlling persons, predecessors, heirs, successors and assigns of each of the foregoing (each, a “Section 9.04 Released Party”) from and against all Section 9.04 Released Matters. “Section 9.04 Released Matters” means any and all claims, demands, Damages, debts, Liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), Actions (including other Liabilities) and causes of action of any nature whatsoever, at law or in equity, whether now known or unknown, suspected or unsuspected, that such Equityholder now has, or at any time previously had, or shall or may have in the future, which relate to or arise out of the Equityholder’s relationship with any Company Party including as an equityholder, member, officer, director, contractor, consultant, creditor or employee (each, a “Section 9.04 Releasor”) against any Section 9.04 Released Party, in each case arising by virtue of or in any matter related to any actions or inactions with respect to the Company Parties or their respective affairs with respect to the Company Parties on or before the Closing, including, without limitation, any Section 9.04 Released Matters relating to or arising out of such Person’s direct or indirect ownership of Transferred Securities; provided that Section 9.04 Released Matters shall not include (i) any rights pursuant to the transactions contemplated by this Agreement and the other Transaction Documents, (ii) any rights under any directors and officers insurance of the Company Parties, (iii) any rights under Section 9.04 of this Agreement and the Management Liability Insurance, (iv) rights for any entitlement to salary, bonuses and other compensation or benefits (including, for the avoidance of doubt, vacation and sick leave) earned or accrued by or for the benefit of such Equityholder in respect of employment services performed by him or her, but in each case only to the extent included as a liability in the calculation of the Closing Working Capital or in the calculation of Closing Indebtedness, and (v) rights for reimbursement of expenses incurred by such Equityholder relating to his or her employment and/or directorship which are reimbursable under the Company Parties’ expense reimbursement policies or under any agreements the Equityholder currently has with a Company Party with respect to such reimbursements, but in each case only to the extent included as a liability in the calculation of the Closing Working Capital or in the calculation of Closing Indebtedness. Without limiting the generality of the foregoing, the parties expressly release any and all past, present and future claims in connection with said released matters, including with respect to such claims which said parties do not know of or suspect to exist in their favor, whether through ignorance, oversight, error, negligence or otherwise, and which, if known, would materially affect their decision to enter into this Agreement.

(b)     It is the intention of the Equityholders in executing the release contained in this Section 9.04 and in giving and receiving the consideration called for herein, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Section 9.04 Released Matters. Each Equityholder hereby severally (and not jointly) represents to Buyer that such Equityholder has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Section 9.04 Released Matters and that no Person other than such Equityholder has any interest in any Section 9.04 Released Matters by Applicable Law or Contract or by virtue of any action or inaction by such Equityholder in a manner that would derogate from or otherwise prejudice the foregoing waiver.

(c)     In furtherance, and not in limitation, of the forgoing, each of the Equityholders (i) agrees that by receiving the amount of the Aggregate Acquisition Consideration allocated to such Equityholder as provided in this Agreement, such Equityholder will be fully compensated for the transfer of his, her or its Transferred Securities to Buyer, and (ii) agrees that all claims by such Equityholder to any consideration for the transfer of his, her or its Transferred Securities to Buyer, other than as provided in this Agreement and the agreements ancillary to it (including the Stock Escrow Agreement), is forever waived and in no event shall Buyer or, following the Closing, any Company Party, have any Liability for the allocation among the Equityholders of the Aggregate Acquisition Consideration as set forth herein.

(d)     The invalidity or unenforceability of any part of this Section 9.04 shall not affect the validity or enforceability of the remainder of this Section 9.04, which shall remain in full force and effect.

(e)     For the purpose of implementing a full and complete release and discharge of the Section 9.04 Released Parties, each Equityholder expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims that would qualify as Section 9.04 Released Matters which such Equityholder does not know or suspect to exist in such Equityholder’s favor against any of the Section 9.04 Released Parties at the moment of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims. Without limiting the generality of the foregoing, such Equityholder hereby waives any and all rights such Equityholder has or may have under Section 1542 of the California Civil Code which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Section 9.05     Preservation of Declared Dividend. From and after the Closing, Buyer shall not, and shall cause each of the Company Parties and their respective Affiliates not to, (i) terminate, rescind or reduce that certain dividend declared by Camden on or about November [__], 2018 in respect of the value added Tax refund anticipated to be received by Tanok and distributed up to Camden, or (ii) modify any Camden Organizational Document or Tanok Organization Document in any manner that would alter, diminish or eliminate any Camden Stockholder’s right to receive such declared dividend. In furtherance of the foregoing, Buyer shall, and shall cause each of the Company Parties and their respective Affiliates to, take any and all actions necessary to facilitate the delivery of such declared dividend to the Camden Stockholders in accordance with their Camden Pro Rata Percentages and on the terms and conditions set forth in the declared dividend, it being understood and agreed that such payment shall be made to the Camden Stockholders in respect of their ownership in Camden at the time such dividend was declared, and shall be separate and apart from any consideration being paid to the Camden Stockholders in respect of the transactions contemplated hereby.

ARTICLE 10
Employee Benefits and Tax Matters

Section 10.01     Employee Benefits Matters.

(a)     For a period of not less than twelve (12) months following the Closing Date, Buyer shall, or shall cause Companies to, provide Continuing Employees with (i) a base salary or wage rate and target cash bonus opportunity (collectively, “total compensation”) substantially comparable in the aggregate to the total compensation provided to such Continuing Employees immediately before the Closing Date and (ii) employee benefits (other than any equity-based, change in control or transaction based compensation or benefits, defined benefit pension benefits or retiree health or welfare benefits) that are substantially comparable in the aggregate to the employee benefits (other than any equity-based, change in control or transaction based compensation or benefits, defined benefit pension benefits or retiree health or welfare benefits) provided to such Continuing Employees immediately before the Closing Date.

(b)     With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA maintained by Buyer or the Companies (or any of their respective Affiliates) in which any Continuing Employee is eligible to participate on or after the Closing Date, for the purposes of determining eligibility to participate and vesting (but not for benefit accrual purposes (except for vacation and severance), or vesting under any equity compensation plan, as applicable), such Continuing Employee’s service with the Companies before the Closing Date shall be treated as service with Buyer and its Affiliates to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under any analogous Employee Plan; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service. Buyer shall, and shall cause its Affiliates (including the Companies) to use commercially reasonable efforts to, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage of the Continuing Employees (and any dependents thereof) under any welfare benefit plans in which such Continuing Employees (and any dependents thereof) may be eligible to participate after the Closing to the same extent such preexisting conditions, exclusions and waiting periods did not apply or were satisfied under any analogous Employee Plan before the Closing Date.

(c)     Notwithstanding anything herein to the contrary and without limiting the generality of Section 13.09, all provisions contained in this ARTICLE 10 are included for the sole benefit of the parties to this Agreement, and nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Employee Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of Buyer or a Company or their respective Affiliates to amend, terminate or otherwise modify any Employee Plan or other employee benefit plan, agreement or other arrangement following the Closing Date or (iii) shall confer upon any other Person who is not a party to this Agreement (including any Equityholder, any Service Provider, Company Employee, Continuing Employee or any participant in any Employee Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)) any right to continued or resumed employment or recall, any right to specific compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 10.02     Tax Covenants.

(a)     The Equityholders’ Representative shall prepare or cause to be prepared, and the Companies and Camden, as applicable, shall file or cause to be filed, all Income Tax Returns of the Companies and Camden, as applicable, for periods ending on or before the Closing Date that are required to be filed after the Closing Date. Such Income Tax Returns shall be prepared in accordance with the most recent Tax practices of the Companies and Camden, as applicable, as to elections and accounting methods unless otherwise required by Applicable Law. The Equityholders’ Representative shall provide to Buyer copies of the Income Tax Returns of the Companies and Camden described above as well as provide access to the books, records and work papers used to produce and support the Income Tax Returns at least twenty (20) days prior to the filing deadline and permit Buyer to review and comment on each such Income Tax Return before filing it and shall reasonably and in good faith consider such revisions to such Income Tax Returns as are requested by Buyer. No later than three (3) Business Days prior to the date any Tax Return described in this Section 10.02(a) is filed, each Equityholder shall pay in immediately available funds to Buyer such Equityholder’s Liability Percentage of the amount of entity level Taxes required to be paid as reflected on such Tax Returns.

(b)     Buyer shall prepare or cause to be prepared, and the Companies and Camden, as applicable, shall file or cause to be filed, all Tax Returns that are required to be filed on or after the Closing Date (other than those Tax Returns covered by Section 10.02(a)). Buyer shall permit the Equityholders’ Representative to review and comment on each such Tax Return for any Straddle Period that includes a Pre-Closing Tax Period before filing such Tax Return, to the extent that such Tax Return could result in a Tax liability for which the Equityholders would be responsible, and Buyer shall reasonably and in good faith consider such revisions to such Tax Returns as are requested by the Equityholders’ Representative. No later than three (3) Business Days prior to the date any Tax Return described in this Section 10.02(b) is filed, each Equityholder shall pay in immediately available funds to Buyer such Equityholder’s Liability Percentage of the amount of Taxes attributable to the Pre-Closing Tax Period or the Pre-Closing Tax Period of a Straddle Return reflected on such Tax Return.

(c)     Buyer and the Equityholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return governed by subsection (a), and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Companies and Camden, as applicable, and relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations, and to abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority.

(d)     Other than in respect of the IVA Tax Credits, from and after the Closing, at the reasonable written request of Equityholders’ Representative and at Equityholders’ sole expense, Buyer shall cause the Companies and Camden, as applicable, to use commercially reasonable efforts to collect any Tax refund of the Companies and Camden, as applicable, with respect to any Pre-Closing Tax Period. Within five (5) Days after the receipt or realization thereof, Buyer shall cause the Company or Camden, as applicable, to pay to the Equityholders all cash refunds of Taxes of the Company in respect of any Pre-Closing Tax Period net of any out-of-pocket costs (including Taxes) of Buyer attributable to the refund, together with any interest on such refund actually received by Buyer except to the extent any such refund: (i) was included in the Closing Net Working Capital, (ii) results from the carryback of any net operating loss, credit, or other Tax attribute from any post-Closing Tax period, or (iii) is of Taxes paid by Buyer that have not been indemnified by the Equityholders. To the extent any refund previously paid to Equityholders is subsequently disallowed, the Equityholders shall promptly repay to Buyer the amount of such refund so disallowed, together with any interest, penalties or other amounts imposed by the relevant Taxing Authority with respect to such refund.

(e)     From and after the Closing, Buyer, the Companies and Camden each agree that in no event shall Buyer, the Companies or Camden cause or permit (i) the amendment of any Income Tax Return of the Companies for any Pre-Closing Tax Period, (ii) a voluntary initiation of any discussion with any Taxing Authority regarding Taxes for a Pre-Closing Tax Period, or (iii) the filing of any voluntary disclosure agreement with any Taxing Authority with respect to Taxes of the Company or Camden for a Pre-Closing Tax Period, in any such case without the prior written consent of the Equityholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), unless such action would not reasonably be expected to adversely affect the Tax liability of the Equityholders for any Pre-Closing Tax Period or the liability of the Equityholders under ARTICLE 12 of this Agreement.

(f)     If any Taxing Authority issues to Buyer or either of the Companies or Camden (i) a notice of its intent to audit, examine or conduct a proceeding with respect to Taxes or Tax Returns of the Company or Camden for any Pre-Closing Tax Period or Straddle Period or (ii) a notice of deficiency, a notice of its intent to assess a deficiency or a notice of proposed adjustment concerning Taxes or Tax Returns of the Companies or Camden for any Pre-Closing Tax Period or Straddle Period (the items set forth in clauses (i) and (ii), each a “Tax Contest”), Buyer shall promptly notify the Equityholders’ Representative and the other Equityholders of the receipt of such communication, provided that failure of Buyer to notify Equityholders’ Representative of any Tax Contest shall not relieve Equityholders of any liability with respect to such Tax Contest except to the extent that the Equityholders were actually prejudiced thereby. If the Equityholders have an indemnification obligation under this Agreement with respect to any Damages arising as a result of such Tax Contest or would otherwise be responsible for any of the applicable Taxes, then the Equityholders’ Representative shall have the authority to control, defend, settle and resolve such Tax Contest solely relating to Taxes for any Pre-Closing Tax Period at the Equityholders’ sole cost and expense, so long as the Equityholders’ Representative provides written notice to Buyer of its intent to control such Tax Contest solely relating to Taxes for such Pre-Closing Tax Period within 30 days after receiving notice of such matter; and Buyer shall have the exclusive authority to control and defend any Tax Contest for any Pre-Closing Tax Period with respect to which the Equityholders have failed to give timely notice of intent to control such Tax Contest. Each of Buyer and the Equityholders’ Representative shall have the right to participate in a Tax Contest being defended against by the other at its sole expense. Notwithstanding anything to the contrary herein, the Equityholders’ Representative or Buyer, as the case may be, shall not be entitled to settle, either administratively or after the commencement of litigation, any Tax Contest without the prior written consent of Buyer or the Equityholders’ Representative, as the case may be, which consent will not be unreasonably withheld, conditioned or delayed. The Equityholders’ Representative or Buyer, as the case may be, shall take all actions reasonably necessary to allow the other party and its counsel to fully participate in the Tax Contest and shall keep the other party reasonably informed of the details and status of the Tax Contest (including providing the other party with copies of all written correspondence regarding such Tax Contest). For the purpose of clarity, the procedures set forth in this subsection, and not Section 12.06, shall apply with respect to any Tax Contest.

(g)     Buyer shall pay one-half (1/2) and Equityholders’ Representative (on behalf of the Equityholders) shall pay one-half (1/2) of all Transfer Taxes incurred in connection with transactions contemplated by this Agreement and the other Transaction Documents (including any real property transfer Tax and any similar Tax).

(h)     For purposes of this Section 10.02, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Taxes that relate to the portion of such Tax period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income, receipts or payroll, be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the Closing Date, and the denominator of which is the number of days in the entire Tax period, and (B) in the case of any Taxes based upon or related to income, receipts or payroll, be deemed equal to the amount that would be payable if the relevant Tax period ended at the end of the Closing Date, using the “closing of the books” method of accounting. Any credits relating to a Straddle Period shall be taken into account as though the relevant Tax period ended on the Closing Date.

(i)     Unless otherwise required by a final determination under Code § 1313, the Buyer, Camden, and the Camden Stockholders 1) shall treat the exchange of the Stock Consideration paid to the Camden Stockholders for the Camden Shares as a “reorganization” under Section 368(a)(1)(B) of the Code, 2) shall file all Tax Returns and any required Tax Statements consistent with such treatment, including the taking of a basis in the Camden Shares equal to the basis of the Camden Stockholders, and 3) shall not take, and shall cause their respective Affiliates not to take, any position for Tax purposes that is inconsistent with such treatment. Moreover, Buyer and its Affiliates shall reasonably cooperate with any valuation firm retained by the Camden Stockholders’, including, without limitation, in connection with the valuation firm’s preparation and delivery of an opinion or letter which confirms that the value of the Camden Shares surrendered are roughly equal in value to the Stock Consideration received.

(j)     For purposes of clarification, the parties agree that unless otherwise required by a final determination under Code § 1313, for U.S. federal income tax purposes, the parties intend that the Capital Contribution shall be treated as a contribution to Yucatan under Code § 721 and amounts paid to the Transferring Limited Partners shall be treated as a purchase of the Transferred LP Interests held by the Transferring Limited Partners.

(k)     Buyer and the Equityholders acknowledge and agree that all deductions resulting from or attributable to the transactions contemplated under this Agreement (including payment of any amount of Closing Indebtedness or Transaction Costs) shall be taken into account in the Pre-Closing Tax Period to the maximum extent permitted under Applicable Law.

Section 10.03     Section 754 Election and Purchase Price Allocation.

(a)     Notwithstanding anything contained in this Agreement to the contrary, the parties shall cause Yucatan to make an election under Section 754 of the Code on its federal Income Tax return for the Tax period of Yucatan that includes the Closing Date, and all items of Yucatan’s income, gain, loss, or deduction attributable to the Tax period of Yucatan that includes the Closing Date shall be allocated based on the interim closing method of Yucatan as of the date of the Closing Date pursuant to Section 706 of the Code and the Treasury Regulations promulgated thereunder and shall not be based on a proration of such items for the entire Tax period.

(b)     The Cash Consideration, as adjusted pursuant to this Agreement, plus all liabilities and other amounts that are treated as amounts realized for Income Tax purposes which are attributable to the Transferred LP Interests, shall be allocated for U.S. federal Income Tax purposes (and any similar provisions of state, local or non-U.S. Legal Requirements, as appropriate), using the methodology prepared by the Buyer and provided to the Equityholders’ Representative in writing within sixty (60) days of the Closing Date. The Buyer, Camden and the Transferring Limited Partners shall file, and shall cause their respective Affiliates to file, all Tax Returns and make all computations under Sections 706, 741, 751 and 755 of the Code and the Treasury Regulations promulgated thereunder in all respects and for all purposes consistent with such allocation. The Buyer, Camden and the Transferring Limited Partners shall not take, and shall cause their respective Affiliates not to take, any position for Tax purposes (whether in Tax audits, Returns, proceedings or otherwise) that is inconsistent with such allocation, unless required to do so by a final determination under Code § 1313; provided, however, that no party shall be unreasonably impeded in its ability and discretion to concede, negotiate, compromise, and/or settle any Tax audit, claim, or similar proceeding in connection with such allocation.

ARTICLE 11
Closing Deliveries

Section 11.01     Equityholders’ Deliveries. On the Closing Date, the Equityholders, Yucatan and Camden shall deliver, or cause to be delivered, to Buyer the following:

(a)     Consents from those Persons listed on Exhibit E attached hereto, in a form reasonably satisfactory to Buyer, consenting to the change of control of the Company Parties contemplated herein and waiving any termination, modification, acceleration, payment or other right or obligation arising in connection therewith under the Contract between a Company Party and such Person.

(b)     Stock certificates, or executed lost stock certificate affidavits, representing all of the Camden Shares to be transferred to Buyer and duly executed stock powers and other good and sufficient instruments of transfer as Buyer deems necessary and appropriate to vest in Buyer all right, title and interest in and to the Transferred Securities.

(c)     Duly executed resignations of the officers and directors of the Company Parties as set forth on Exhibit F, in form and substance satisfactory to the Buyer.

(d)     A good standing certificate for each Company Party issued by the Secretary of State (or other comparable office) of its jurisdiction of incorporation dated no earlier than five (5) calendar days prior to the Closing Date.

(e)     Certificates from an officer of each of Yucatan and Camden, in a form reasonably satisfactory to Buyer, attaching and certifying as to (a) the resolutions of the Governing Body of such entity authorizing the execution of this Agreement and the Transaction Documents and the taking of all actions deemed necessary or advisable to consummate the transactions contemplated therein and (b) the Organizational Documents of such entity and, in the case of the certificate from Yucatan, the Organizational Documents of each of Tanok, Tanokatan and Toluca Gourmet.

(f)     Each Camden Stockholder shall have delivered to Buyer a certificate conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2), certifying that such Camden Stockholder is not a “foreign person” within the meaning of Section 1445 of the Code, in form and substance satisfactory to Buyer, duly executed, and dated as of the Closing Date.

(g)     Yucatan shall have delivered to Buyer (i) a duly executed certificate, in form and substance as prescribed by Treasury Regulations promulgated under Code Section 1445, signed under penalties of perjury by its general partner and dated not more than thirty (30) days before the Closing Date, that satisfies the requirements of Treasury Regulation Section 1.1445-11T(d)(2) and confirms that fifty percent (50%) or more of the value of its gross assets does not consist of U.S. real property interests, or that ninety percent or more of the value of the gross assets of Yucatan does not consist of U.S. real property interests plus cash or cash equivalents, within the meaning of Treasury Regulation Section 1.1445-11T.

(h)     Yucatan may deliver from one or more of its Equityholders a certificate, in form and substance as prescribed by Treasury Regulations promulgated under Code Sections 1445 and 1446 of the Code, signed under penalties of perjury by such party, that satisfies the requirements of Treasury Regulations Section 1.1445-2(b)(2) and other requirements the Internal Revenue Service may impose to exempt such Equityholder from withholding under Sections 1445 and 1446 of the Code.

(i)     The Stock Escrow Agreement, duly executed by the Equityholders’ Representative.

(j)     Evidence reasonably satisfactory to Buyer that all Contracts between any Related Party, on the one hand, and a Company or Camden, on the other hand, that are set forth on Exhibit G are settled or terminated before or upon the Closing.

(k)     The Holdback Agreement, duly executed by the Camden Stockholders.

(l)     A CD containing a true, complete and correct copy of all items in the data site maintained by Piper Jaffray to which Buyer was granted access.

(m)     Evidence reasonably satisfactory to Buyer that Harvest Capital Credit Corp. has elected not to exercise its right to convert its term loan B into equity securities of the Company.

(n)     Ardeshir Haerizadeh shall have entered into and delivered to Buyer a non-compete and non-solicitation agreement in a form satisfactory to Buyer.

(o)     Each of Ardeshir Haerizadeh and Dan Walton shall have entered into his respective Employment Agreement.

(p)     Mexico Equity Interest Purchase Agreement in a form satisfactory to Buyer and Ardeshir Haerizadeh (the “Mexico Equity Interest Purchase Agreement”) with respect to the transfer by Ardeshir Haerizadeh of the Haerizadeh Interests to Buyer, duly executed by Ardeshir Haerizadeh.

(q)     Electronic copies of the member minute books, including all original proxy letters, variations of capital book, member registry book and board of managers’ minute books for Tanok and Tanokatan, with originals to follow promptly following Closing, in each case, to the extent the same exist.

(r)     Electronic copies of the notarized extraordinary members’ meeting minutes of Tanok and Tanokatan approving the transfer of the Haerizadeh Interests to Buyer and waiving all preemptive rights in connection therewith, as well as corresponding attendance list and proxy letters, with originals to follow promptly following Closing.

(s)     Electronic copies of the cancelled membership certificates of the Haerizadeh Interests, with originals to follow promptly following Closing.

(t)     Electronic copies of evidence satisfactory to Buyer that the Person executing documents on behalf of Desarrollos Inmobilarios Cuga, Sapi de CV has the power of attorney to execute documents on behalf of such party including related resolutions, with originals to follow promptly following Closing.

(u)     Evidence satisfactory to Buyer (including a copy of all necessary Board consents) that (i) the Yucatan 401(k) Plan has been terminated no later than the day prior to the Closing Date, and (ii) the Yucatan 401(k) Plan, along with the loan policy and any other applicable document related to the Yucatan 401(k) Plan, provide no later than the day prior to the Closing Date that (a) neither the termination of the Yucatan 401(k) Plan nor the termination of any participant’s employment shall cause any outstanding participant loan balance to become due and payable, (b) following the termination of the Yucatan 401(k) Plan, participants with outstanding loan balances shall be permitted to continue to make loan repayments to the Yucatan 401(k) Plan via payroll deduction or personal check, and (c) any participant in the Yucatan 401(k) Plan with an outstanding loan balance may elect to roll over such loan to another eligible retirement plan that will accept such rollover, subject to the terms of such plan and applicable law.

(v)     An assignment of domain names in a form satisfactory to Buyer pursuant to which Ardeshir Haerizadeh assigns to Buyer all of his right, title and interest in and to any domain names held by Mr. Haerizadeh personally including “avocado.com.”

(w)     A true, complete and correct copy of the declared dividend referenced in Section 9.05, certified by an officer of Camden.

(x)     Desarrollos Inmobiliarios Cuga, SAPI de CV shall have delivered a duly completed and executed U.S. Form W-8BEN-E dated as of the Closing Date.

(y)     Yucatan shall have delivered a certification under IRS Notice 2018-29, Section 7.03, signed under penalties of perjury, no earlier than thirty (30) days before the Closing Date, which provides (i) the amount of Desarrollos Inmobiliarios Cuga, SAPI de CV’s share of Yucatan liabilities, which may be the amount reported on the most recently prepared Schedule K-1 (Form 1065), and (ii) that Yucatan does not have actual knowledge of events occurring after Yucatan’s determination of the amount of Desarrollos Inmobiliarios Cuga, SAPI de CV’s share of Yucatan liabilities that would cause the amount of Desarrollos Inmobiliarios Cuga, SAPI de CV’s share of Yucatan liabilities at the Closing Date to be significantly different than the amount shown on the certification.

Section 11.02     Buyer Deliveries. Buyer shall deliver to the Equityholders’ Representative and the Equityholders, as applicable, the following:

(a)     The portion of the Aggregate Acquisition Consideration to be delivered to the Preferred Limited Partners under Section 2.04(a).

(b)     A certificate from an officer of Buyer, in a form reasonably satisfactory to the Equityholders’ Representative, setting forth the resolutions of the Board of Directors of Buyer authorizing the execution of this Agreement and the Transaction Documents to which Buyer is a party and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein and therein.

(c)     The Stock Escrow Agreement, duly executed by Buyer and the Escrow Agent.

(d)     The Holdback Agreement, duly executed by Buyer.

(e)     The Employment Agreements, duly executed by Buyer.

(f)     Evidence confirming the removal of Ardeshir Haerizadeh as a personal, validity or other guarantor on any Contract which will remain in place after the Closing.

(g)     Mexico Equity Interest Purchase Agreement, duly executed by Buyer.

ARTICLE 12
Survival; Indemnification

Section 12.01     Survival. Subject to the limitations of liability set forth in this ARTICLE 12, the Fundamental Representations (and the indemnification obligations of the Equityholders set forth in Section 12.02(a) arising out of an inaccuracy, breach or misrepresentation of a Fundamental Representation) and the Buyer Fundamental Representations (and the indemnification obligations of Buyer set forth in Section 12.04(a) arising out of an inaccuracy, breach or misrepresentation of a Buyer Fundamental Representation) shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations. Subject to the limitations of liability set forth in this ARTICLE 12, the representations and warranties of the parties contained in this Agreement, the Mexico Equity Interest Purchase Agreement or in any certificate delivered at Closing pursuant hereto (other than the Fundamental Representations and the Buyer Fundamental Representations and other than in the case of Fraud as to which claims may be brought without limitation as to time), shall survive the Closing until the date that is eighteen (18) months after the Closing Date (the “Expiration Date”). All of the covenants, agreements and obligations of the parties hereto required to be performed after the Closing shall survive until fully performed and claims with respect to breaches of such covenants shall be brought within the statute of limitations applicable to such claim. Notwithstanding the foregoing, any breach of representation, warranty, covenant or agreement, or any other matter, in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if, before such time, timely notice of the inaccuracy or breach, or other matter giving rise to such right of indemnity, shall have been given in accordance with this ARTICLE 12 to Buyer (if indemnification is sought against Buyer) or the Equityholders’ Representative (if indemnification is sought against the Equityholders).

Section 12.02     Indemnification of Buyer Indemnified Parties. Effective at and after the Closing, subject to the limitations set forth in this ARTICLE 12, each Equityholder severally, but not jointly, in accordance with the terms of this Agreement, including Section 12.03 below, hereby indemnifies Buyer, the Company Parties, their respective Affiliates and their respective officers, directors, managers, employees, agents, successors and assignees (collectively, the “Buyer Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all Damages (whether involving a Third Party Claim or a claim solely between the parties hereto), incurred or suffered by the Buyer Indemnified Parties to the extent arising out of, with respect to or by reason of:

(a)     any inaccuracy in or misrepresentation or breach of any representation or warranty (each, a “Warranty Breach”) of (i) Yucatan in ARTICLE 3 of this Agreement or in any certificate delivered by Yucatan at Closing pursuant hereto, (ii) Camden in ARTICLE 4 of this Agreement or in any certificate delivered by Camden at Closing pursuant hereto or (iii) any Equityholder in ARTICLE 6 of this Agreement or in the Mexico Equity Interest Purchase Agreement or in any certificate delivered by such Equityholder at Closing pursuant hereto;

(b)     any non-fulfillment or breach of any covenant or agreement in this Agreement or any Transaction Document (each, a “Covenant Breach”) by an Equityholder or the Equityholders’ Representative;

(c)     any Transaction Costs or Closing Indebtedness that is not taken into account in determining the Aggregate Acquisition Consideration hereunder;

(d)     Taxes of any Company Party (including any Taxes of an Equityholder for which a Company Party is held liable) relating to (i) any taxable period of the Company Parties (or any of their predecessors) ending on or before the Closing Date, (ii) the portion on or before the Closing Date of any Straddle Period, (iii) any transaction that occurred prior to the Closing Date, (iv) the resolution of any pre-Closing Tax issue and/or proceeding, and/or (v) the Closing of the transactions herein contemplated, including any and all withholding or other Taxes with respect to any payments made by Buyer to the Equityholders pursuant to or in accordance with this Agreement;

(e)     Any Environmental Claim (regardless of, and notwithstanding any, disclosure of any items that are the subject of an Environmental Claim in the Company Disclosure Schedules or the Camden Disclosure Schedules);

(f)     Any non-compliance with Applicable Law determined as a result of any audit, review or investigation by Governmental Authorities as to import and export support documentation or procedures, inventory controls, including Mexico’s Annex 24 and Annex 31 requirements, and assets located in Mexico and relating to the activities or period prior to the Closing (regardless of, and notwithstanding any, disclosure of any items that are the subject of such indemnity claim in the Company Disclosure Schedules or the Camden Disclosure Schedules); and

(g)     Any reduction in the Aggregate Acquisition Consideration under Section 2.06(g) hereof.

Section 12.03     Limitations on Indemnification by Equityholders; Type and Order of Recovery.

(a)     Notwithstanding anything to the contrary set forth in this Agreement or any Transaction Document, or any certificates delivered at Closing pursuant thereto, except in the case of Damages for any Warranty Breach for breaches of the Fundamental Representations or Fraud (as to which the limitations set forth in this Section 12.03(a) shall not apply), the Buyer Indemnified Parties shall not be entitled to recover any Damages in respect of any Warranty Breach under Section 12.02(a) in the aggregate, in excess of Six Million Dollars ($6,000,000) (the “Indemnification Cap”). For the avoidance of doubt, any indemnification payments made with respect to a Warranty Breach for breaches of the Fundamental Representations or Fraud shall not be included in the determination of whether the Indemnification Cap has been met.

(b)     With respect to indemnification by the Equityholders for Warranty Breaches under Section 12.02(a), except in the case of Damages for any Warranty Breach, for breaches of the Fundamental Representations or Fraud (as to which the limitations set forth in this Section 12.03(b) shall not apply), the Equityholders shall not be liable for any such Warranty Breaches unless and until the aggregate amount of all Damages with respect to all Warranty Breaches covered by this Section 12.03(b) exceeds an amount equal to Four Hundred Thousand Dollars ($400,000) (such amount, the “Equityholders’ Basket”) and then only to the extent of such excess.

(c)     A Buyer Indemnified Party shall recover Damages (to the extent in excess of the Equityholders’ Basket if applicable) in respect of any indemnification claim under Section 12.02:

(i)       first from the Indemnification Escrow; and

(ii)     second, following the release or exhaustion of the Indemnification Escrow, from the Equityholders in accordance with the order of recovery described in Section 12.03(f) and Section 12.03(g) below, as illustrated in the Liability Waterfall.

(d)     For the avoidance of doubt, no Equityholder shall be liable to any Buyer Indemnified Party for a Warranty Breach under ARTICLE 6 or a Covenant Breach, in each case, of any other particular Equityholder (as opposed to a Warranty Breach or a Covenant Breach of Yucatan, Camden or of the Equityholders collectively); provided, however, that the foregoing shall not affect Buyer’s right to recover Damages for such breaches from the Indemnification Escrow as provided in Section 12.03(c) and Section 12.10.

(e)     The limitations set forth in this Section 12.03 do not in any way limit the obligation of the Equityholders to indemnify the Buyer Indemnified Parties from and against any Damages arising from any Covenant Breach, even if such breach also constitutes a Warranty Breach; provided, however, that Buyer Indemnified Parties shall not be entitled to any double recovery for any matter which constitutes both a Covenant Breach and a Warranty Breach.

(f)     For the duration of the Initial Lock-Up Period, the Buyer Indemnitees’ sole source of recovery for Damages shall be against the Stock Consideration received by the Camden Stockholders, including any additional Stock Consideration issued as Adjustment Consideration (the “Total Stock Consideration”), unless and until the Buyer Indemnitees have recovered Damages equal the value of the Total Stock Consideration, after which the Buyer Indemnitees’ sole source of recovery for Damages shall be against the Preferred Limited Partners in cash, in each case, subject to the Equityholders’ Basket (to the extent applicable), the Indemnification Cap (to the extent applicable), and the other limitations set forth in this Section 12.03, all as illustrated in the Liability Waterfall.

(g)     From and after the expiration of the Initial Lock-Up Period, the Buyer Indemnitees’ sole source of recovery for Damages shall continue to be against the Total Stock Consideration to the extent the same remains held by the Camden Stockholders, and thereafter against the Camden Stockholders in cash, unless and until the Buyer Indemnitees have recovered Damages equal to the value of the Total Stock Consideration still held, after which the Buyer Indemnitees’ sole source of recovery for Damages shall be against the Preferred Limited Partners in cash, in each case, subject to the Equityholders’ Basket (to the extent applicable), the Indemnification Cap (to the extent applicable) and the other limitations set forth in this Section 12.03, all as illustrated in the Liability Waterfall.

(h)     Notwithstanding the foregoing or anything to the contrary in this Agreement or any Transaction Document, in no event shall any Equityholder have any liability under Section 12.02 in excess of the portion of the Aggregate Acquisition Consideration received by such Equityholder, whether in respect of a Warranty Breach, a Covenant Breach, Fraud or otherwise. More specifically, each Camden Stockholder shall not have any liability for Damages in excess of the value of the portion of the Total Stock Consideration received by such Camden Stockholder, and each Preferred Limited Partner shall not have any liability for Damages in excess of the Preferred Payout received by such Preferred Limited Partner, all as illustrated in the Liability Waterfall.

(i)     The parties agree that, for purposes of this ARTICLE 12, all Stock Consideration shall be valued at the Stock Value.

(j)     Notwithstanding anything to the contrary set forth in this Agreement, the following terms shall apply with respect to any Environmental Claim subject to indemnity under Section 12.02(e) and any indemnity claim under Section 12.02(f):

(i)     Amounts for which Buyer is entitled to indemnification as a result of an Environmental Claim under Section 12.02(e) or any indemnity claim under Section 12.02(f) shall not be subject to, or count towards, either the Equityholders’ Basket or the Indemnification Cap.

(ii)     The indemnification obligations of the Equityholders with respect to Environmental Claims under Section 12.02(e) and indemnity claims under Section 12.02(f) shall survive until the Expiration Date; provided, however, that the Buyer’s right to seek indemnity under Section 12.02(e) and Section 12.02(f) shall survive the Expiration Date with respect to Damages as to which the Buyer has notified the Equityholders’ Representative prior to the Expiration Date.

Section 12.04     Indemnification of Equityholder Indemnified Parties. Subject to the limitations set forth in this ARTICLE 12, Buyer shall indemnify the Equityholders, their respective Affiliates and their respective officers, directors, managers, employees, agents, successors and assignees (collectively, the “Equityholder Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all Damages (whether involving a Third-Party Claim or a claim solely between the parties hereto) incurred or suffered by the Equityholder Indemnified Parties to the extent arising out of, with respect to or by reason of: (a) any Warranty Breach by Buyer in ARTICLE 5 or any certificate delivered by Buyer at Closing pursuant hereto, and (b) any Covenant Breach by Buyer in this Agreement or any Covenant Breach by Yucatan or Camden of any covenant arising under this Agreement after the Closing.

Section 12.05     Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement or any Transaction Document, or any certificates delivered at Closing pursuant thereto:

(a)     Any Damages otherwise indemnifiable under this ARTICLE 12 shall be reduced by (1) the amount of insurance proceeds actually recovered by an Indemnified Party in respect of such Damages (net of costs of collection, deductibles, retro-premium adjustments and any known and reasonably likely increases in premiums); and (2) any Tax Benefit realized by the Indemnified Party arising from the facts or circumstances giving rise to such Damages. For this purpose, an Indemnified Party shall be deemed to realize a Tax benefit with respect to a taxable year if, and to the extent that, the Indemnified Party’s liability for Taxes for such taxable year, calculated by excluding any Tax items attributable to such Damages, exceeds the Indemnified Party’s actual liability for Taxes for such taxable year, calculated by taking into account any Tax items attributable to such Damages.

(b)     Each Indemnified Party will use commercially reasonable efforts to mitigate all Damages; provided, however, that the foregoing shall not require an Indemnified Party to commence any Action. Subject to Section 12.03, in the event that an Indemnifying Party makes any payment to any Indemnified Party for indemnification for which it is reasonably likely that such Indemnified Party could have collected on a claim against a third party (including under any contract and any insurance claims), the Indemnified Party will use its commercially reasonable efforts to enable the Indemnifying Party, at Indemnifying Party’s expense, to pursue claims and conduct litigation to recover such payment; provided, however, that any claim against a third party that constitutes a vendor or a customer of a Company Party shall only be conducted with the prior written consent of, and in compliance with a process approved by, Buyer (which approval shall not be unreasonably withheld, but which may take into account concerns with respect to preserving any vendor or customer relationship). The Indemnified Party will not waive or release any contractual right to recover from a third party any Damages for which an indemnification claim has been paid by an Indemnified Party and such Indemnified Party has the right to pursue collection under this Section 12.05(b) without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld. The Indemnified Party will, and will cause its Affiliates (including Yucatan or Camden, as applicable, if Yucatan or Camden is an Affiliate), reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, with respect to any such effort to pursue and collect with respect thereto which is permitted under this section.

(c)     No Buyer Indemnified Party will be entitled to any indemnification (i) to the extent such matter was taken into account in determining the Final Aggregate Acquisition Consideration (including as Closing Indebtedness or a reduction in Closing Working Capital), or (ii) to avoid any double recovery, to the extent a Buyer Indemnified Party has previously been indemnified or otherwise compensated for such matter pursuant to this ARTICLE 12.

(d)     For purposes of determining the amount of any Damages that are the subject matter of a claim for indemnification (but not for determining whether or not any breaches have occurred), each representation and warranty in this Agreement shall be read without regard and without giving effect to the term “material” or “Material Adverse Effect” or any similar phrase which has the effect of making such representation or warranty less restrictive (as if any such word or phrase were deleted from such representation and warranty) but not ignoring any dollar thresholds set forth in such representation or warranty, other than the use of the term “Material Adverse Effect” in the first sentence of Section 3.08; provided, however, that for purposes of determining whether or not a breach of such representation or warranty has occurred under Section 12.02(a), any matter or circumstance or group of related matters or circumstances giving rise to a breach that would result in a claim for Damages by Buyer in excess of $40,000 shall be deemed “material” for these purposes.

Section 12.06     Third-Party Claim Procedures.

(a)     The party seeking indemnification under Section 12.02 or Section 12.04, as applicable (the “Indemnified Party”), agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action by any third party (“Third-Party Claim”) in respect of which indemnity may be sought thereunder; provided, however, the failure to timely notify the Indemnifying Party of any such claim shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. Such notice shall set forth in reasonable detail such Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).

(b)     The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, by giving written notice to the Indemnified Party and subject to the limitations set forth in this Section 12.06, shall be entitled to control and appoint lead counsel for such defense, at Indemnifying Party’s expense; provided, however, that the Indemnified Party is hereby authorized, and at the cost and expense of the Indemnifying Party (including reasonable attorneys’ fees and expenses), prior to the Indemnifying Party’s delivery of a written notice to the Indemnified Party of its election to defend such Third-Party Claim, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party. If the Indemnifying Party assumes the defense of any such Third-Party Claim as contemplated in this Section 12.06(b), the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party (such consent not to be unreasonably withheld, delayed or condition) to conduct the defense of such Third-Party Claim. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, it shall advise the Indemnified Party of the status of such Third-Party Claim and the defense thereon on a reasonably current basis and consider good faith recommendations made by the Indemnified Party with respect thereto.

(c)     The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim if (i) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Third-Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, (iii) the Indemnifying Party has failed or is failing to prosecute or defend the Third-Party Claim vigorously or (iv) in the case of a Buyer Indemnified Party, the amount of the Third-Party Claim, if determined in accordance with the claimant’s demands, would reasonably be expected to result in Damages, together with all other unresolved claims for indemnification by the Buyer Indemnified Parties, the majority of which would not be available for recovery from the Equityholders under this ARTICLE 12 (other than as a result of the application of the Equityholders’ Basket). For the avoidance of doubt, the Indemnifying Party shall always have the right to control the defense of a Third-Party Claim to the extent filed against an Indemnifying Party (as opposed to a Buyer Indemnified Party).

(d)     If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 12.06, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third-Party Claim; provided that consent of the Indemnified Party shall not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) such settlement includes an unconditional release of the Buyer Indemnified Parties or the Equityholder Indemnified Parties, as the case may be, from all Liability on claims that are the subject matter of such Third-Party Claim and does not include any statement as to any finding or admission of fault, culpability or failure to act by or on behalf of the Buyer Indemnified Parties or the Equityholder Indemnified Parties, as the case may be. In the event the Indemnified Party is not permitted to defend the Third-Party Claim under Section 12.06(c), elects not to defend such Third-Party Claim or fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement in a timely manner, the Indemnified Party may pay, compromise, defend or settle such Third-Party Claim without the prior written consent of the Indemnifying Party and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim in accordance with, and subject to the limitations of, this ARTICLE 12.

(e)     In circumstances where the Indemnifying Party is controlling the defense of a Third-Party Claim in accordance with the foregoing, the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that the Indemnifying Party shall pay the fees and expenses of such separate counsel (and, as it relates to any Equityholders as the Indemnifying Party, such payment shall be in the form of a dollar-for-dollar reduction in the Indemnification Escrow to the extent available) (i) to the extent incurred by the Indemnified Party before the date that the Indemnifying Party assumes control of the defense of the Third-Party Claim or (ii) if the Indemnified Party is advised by counsel that (A) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or (B) there may be one or more defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party so as to result in a potential conflict of interest between the Indemnified Party and the Indemnifying Party. In the case of the foregoing clause (ii), the Indemnifying Party shall keep the Indemnified Party reasonably informed with respect to such Third-Party Claim and cooperate with the Indemnified Party in connection therewith.

(f)     Each party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 12.07     Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 12.02 or Section 12.04 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party; provided, however, that the failure to timely notify the Indemnifying Party of a claim shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). If the Indemnifying Party disputes its indemnity obligation for any Damages with respect to such claim, within thirty (30) days after receipt of the notice of the claim from the Indemnifying Party, the parties shall proceed in good faith to negotiate a resolution of such dispute. If the parties have not resolved such dispute through negotiations within thirty (30) days after notice by the Indemnifying Party that it disputes its indemnity obligations, or if Indemnifying Party fails to deliver a notice of dispute within thirty (30) days after receipt of the notice of the claim from the Indemnifying Party, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 12.08     Exclusive Remedy; Fraud. Except for equitable or injunctive relief or with respect to claims for Fraud with respect to the representations and warranties contained in this Agreement, the sole and exclusive recourse of the Indemnified Parties, including any claims for Damages under this Agreement and the other Transaction Documents (and any certificate delivered at Closing pursuant hereto or thereto), shall be pursuant to the indemnification provisions of this ARTICLE 12. In the event of any claim by Buyer or any other Buyer Indemnified Parties for Damages arising out of or relating to Fraud with respect to the representations and warranties contained in this Agreement, the following shall apply: (a) with respect to the representations and warranties made by Yucatan in ARTICLE 3, each Equityholder’s liability (if any) shall be several, and not joint, in accordance with such Equityholder’s relative share of the Damages as provided in Section 12.03(f) and Section 12.03(g) (if any), (b) with respect to the representations and warranties made by Camden in ARTICLE 4, each Equityholder’s liability (if any) shall be several, and not joint, in accordance with such Equityholder’s relative share of the Damages as provided in Section 12.03(f) and Section 12.03(g) (if any), and (c) with respect to the representations and warranties made by any Equityholder in ARTICLE 6, such claim shall be brought by Buyer solely against such offending Equityholder (and for avoidance of doubt, no Equityholder shall be liable for any Fraud by any other Equityholder) provided that this clause (c) shall not limit Buyer’s rights to proceed against the Indemnification Escrow for any Fraud by an Equityholder under ARTICLE 6.

Section 12.09     Adjustment. To the extent permitted by Applicable Law, any amount paid under ARTICLE 12 shall be treated as an adjustment to the Aggregate Acquisition Consideration for all applicable tax purposes.

Section 12.10     Distribution of Indemnification Escrow.

(a)     Subject to the limitations of liability set forth in this ARTICLE 12, the Indemnification Escrow shall be reduced in accordance with Section 12.03 by the amount of any Damages for which any Buyer Indemnified Party is entitled to indemnification pursuant to Section 12.02 and Equityholders’ Representative and Buyer shall direct the Escrow Agent to release the Stock Consideration implicated thereby to Buyer.

(b)     Within five (5) Business Days after Tanok receives the EIA Permit, the Equityholders’ Representative and the Buyer shall direct the Escrow Agent to release from the Indemnification Escrow and distribute to the Camden Stockholders, in accordance with their Camden Pro Rata Percentages, an amount equal to (i) the portion of the Indemnification Escrow in excess of $8,000,000, less (ii) the aggregate amount claimed by the Buyer Indemnified Parties pursuant to claims made against the Indemnification Escrow related to a Permit Indemnity, if any, which are not fully resolved before such date and continue to be contested in good faith by a Buyer Indemnified Party.

(c)     The Equityholders’ Representative and the Buyer shall, with respect to the Indemnification Escrow remaining as of the Escrow Release Date (the “Stock Escrow Release Date”) (minus the aggregate amount claimed by the Buyer Indemnified Parties pursuant to claims made against such funds pursuant to this ARTICLE 12 before the Stock Escrow Release Date which are not fully resolved before such date and continue to be contested in good faith by a Buyer Indemnified Party (such amounts, the “Unresolved Claims”)) direct the Escrow Agent to release such portion of the Indemnification Escrow and distribute the same to the Camden Stockholders in accordance with their Camden Pro Rata Percentages. At any time following the Stock Escrow Release Date, to the extent that the Indemnification Escrow retained for Unresolved Claims exceeds the aggregate amount claimed by Buyer Indemnified Parties pursuant to such claims, then the Equityholders’ Representative and the Buyer shall direct the Escrow Agent to distribute the excess amount to the Camden Stockholders in accordance with their Camden Pro Rata Percentages.

ARTICLE 13
Miscellaneous

Section 13.01     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including confirmed facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer (or Yucatan or Camden following the Closing), to:

c/o Landec Corporation
5201 Great America Parkway, Suite 232
Santa Clara, CA 95054
Attention: Gregory S. Skinner
Facsimile No.: [●]
E-mail: gskinner@landec.com

with a copy (which shall not constitute notice) to:

Godfrey & Kahn, S.C.
833 East Michigan Street, Suite 1800
Milwaukee, WI 53202
Attention: Patricia Falb
Facsimile No.: 414-273-5198
E-mail: pfalb@gklaw.com

if to the Equityholders or the Equityholders Representative, to:

Ardeshir Haerizadeh
624 East Channel Road
Santa Monica, CA 90402
Facsimile No.: [●]
E-mail: [●]

with a copy (which shall not constitute notice) to:

The Giannuzzi Group LLP
411 West 14th Street, 4th Floor
New York, New York 10014
Attention: Nicholas L. Giannuzzi, Esq.
Facsimile No.: (212) 504-2066
Email: nick@gglaw.us

or such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received before 6:00 p.m. in the place of receipt and such day is a Business Day in the jurisdiction of the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the jurisdiction of the place of receipt.

Section 13.02     Amendments and Waivers.

(a)     No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Yucatan, Buyer, Camden and the Equityholders’ Representative.

(b)     Except as expressly set forth in this Agreement, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as expressly set forth in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03     Disclosure Schedule References.

(a)     The parties hereto agree that any reference in a particular Schedule within the Company Disclosure Schedules shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties of Yucatan that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of Yucatan that are contained in this Agreement so long as the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent on its face to a reasonable person who has read that reference and such representations and warranties.

(b)     The parties hereto agree that any reference in a particular Schedule within the Camden Disclosure Schedules shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties of Camden that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of Camden that are contained in this Agreement so long as the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent on its face to a reasonable person who has read that reference and such representations and warranties.

Section 13.04     Expenses. Except as otherwise provided herein, all Transaction Costs shall be paid by the party incurring such cost or expense.

Section 13.05     Successors and Assignees. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Buyer, Yucatan, Camden and the Equityholders’ Representative except that Buyer may assign any of its rights hereunder to any financing source as collateral security without the consent of the other parties hereto.

Section 13.06     Governing Law. This Agreement and all claims and causes of action arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the Delaware, without regard to the conflicts of law rules of such state.

Section 13.07     Jurisdiction. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby shall be brought exclusively in the of the federal courts located in Los Angeles, California in the United States of America, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

Section 13.08     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.09     Counterparts; Effectiveness; No Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts (including by electronic means) with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as set forth in Sections 9.03 , 13.13 and 13.14, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 13.10     Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 13.11     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 13.12     Specific Performance. Each party to this Agreement acknowledges and agrees that the other parties may be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each party to this Agreement hereby agrees that the other parties shall be entitled to seek an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and/or specific performance by any other party under this Agreement, and each party hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other parties have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 13.12 shall be in addition to, and not in lieu of, any other remedies permitted under this Agreement, which the parties may elect to pursue.

Section 13.13     Counsel. Buyer, Yucatan and Camden hereby agree, on their own behalf and on behalf of their directors, managers, shareholders, members, partners, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that each of The Giannuzzi Group LLP or any successor thereto (“GG”) may represent any or all of the Equityholders or any manager, director, shareholder, member, partner, officer, employee or Affiliate of the Equityholders, in each case, in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, including under any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby notwithstanding its representation (or any continued representation) of the Company Parties, and each of Buyer, Yucatan and Camden, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Buyer, Camden and Yucatan acknowledge that the foregoing provision applies whether or not GG provides legal services to the Company Parties after the Closing Date.

Section 13.14     Nonrecourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future manager, director, officer, employee, incorporator, shareholder, member, partner, Affiliate, agent, attorney or representative of any party hereto, and no past, present or future manager, director, officer, employee, incorporator, shareholder, member, partner, Affiliate, agent, attorney or representative of any of the foregoing, shall have any Liability for any obligations or Liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 13.15     Landec Guaranty. Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor and not as surety, the due and punctual payment and performance by Buyer and any permitted assignees thereof of all of their obligations to the Equityholders and the Equityholders’ Representative pursuant to the terms of this Agreement (the “Guaranteed Obligations”). Guarantor hereby represents and warrants to the Equityholders and the Equityholders’ Representative that (i) it has full organizational power and authority to execute and deliver this Agreement and to perform its obligations under this Section 13.15, (ii) the execution and delivery of this Agreement by Guarantor and the performance by Guarantor of its obligations under this Section 13.15 have been duly authorized by all requisite organizational action, and (iii) this Section 13.15 constitutes the valid and legally binding obligation of Guarantor, enforceable in accordance with its terms and conditions subject to the Enforceability Exceptions.

[Signature pages and Exhibits follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Partnership Interest and Stock Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Company:

YUCATAN FOODS, L.P.

By:	CAMDEN FRUIT CORP., its General Partner

By:	/s/ Ardeshir Haerizdeh
Name:	Ardeshir Haerizadeh
Title:	President, CEO and Secretary

Camden:

CAMDEN FRUIT CORP.

By:	/s/ Ardeshir Haerizdeh
Name:	Ardeshir Haerizadeh
Title:	President, CEO and Secretary

Signature page to Partnership Interest and Stock Purchase Agreement

Buyer:

APIO, INC.

By:	/s/ Gregory S. Skinner
Name:	Gregory S. Skinner
Title:	Vice President

Guarantor:

LANDEC CORPORATION

By:	/s/ Gregory S. Skinner
Name:	Gregory S. Skinner
Title:	Vice President

Signature page to Partnership Interest and Stock Purchase Agreement

Equityholders’ Representative:

/s/ Ardeshir Haerizdeh
ARDESHIR HAERIZADEH

Signature page to Partnership Interest and Stock Purchase Agreement

Limited Partners of Yucatan Foods, L.P.:

J.F. SHEA CO., INC. AS NOMINEE 1996-1

By:	/s/ John C. Morrissey
Name:	John C. Morrissey
Title:	Executive Vice President

DESARROLLOS INMOBILIARIOS CUGA, SAPI DE CV

By:	/s/ Luis Ramírez Corzo y Hernández
Name:	Luis Ramírez Corzo y Hernández
Title:	President

CAMDEN FRUIT CORP.

By:	/s/ Ardeshir Haerizdeh
Name:	Ardeshir Haerizadeh
Title:	President

Signature page to Partnership Interest and Stock Purchase Agreement

SHAREHOLDERS OF CAMDEN FRUIT CORP.:

/s/ Ardeshir Haerizadeh
ARDESHIR HAERIZADEH

/s/ Dan Walton
DAN WALTON

/s/ Warren Schlichting
WARREN SCHLICHTING

/s/ J. Robert Hall
J. ROBERT HALL

/s/ Sepand Riahi
SEPAND RIAHI

/s/ Allen Lance McInnes
ALLEN LANCE MCINNES

/s/ John Barber
JOHN BARBER

/s/ Michael F. Baxter
MICHAEL F. BAXTER

/s/ Doug Harmon
DOUG HARMON

/s/ George H. Davis, Jr.
GEORGE H. DAVIS, JR.

/s/ R. Adam Cardenas
R. ADAM CARDENAS

/s/ Kevin Gay
KEVIN GAY

/s/ Aaron Morris
AARON MORRIS

Signature page to Partnership Interest and Stock Purchase Agreement

EXHIBIT A

Glossary of Defined Terms

As used in this Agreement, terms shall have the meanings assigned to them below:

“Accountant” has the meaning set forth in Section 2.06(c).

“Accounting Principles” means GAAP applied in a manner consistent with the Companies’ past practices used in connection with the preparation of the Balance Sheet as set forth on Exhibit H.

“Acquisition” has the meaning set forth in Section 2.01(b).

“Action” means any audit, action, claim, charge, complaint, investigation, suit, demand, proceeding, hearing, arbitration or other alternative dispute resolution procedure, or prosecution, whether civil, criminal or administrative, in each case, by or before any Governmental Authority or arbitral body.

“Adjustment Amount” has the meaning set forth in Section 2.07(d)(i).

“Adjustment Consideration” means the Adjustment Amount, in the event that the Adjustment Amount is a positive number. For the avoidance of doubt, any Adjustment Consideration shall be payable to the Camden Stockholders in the form of additional Stock Consideration.

“Adjustment Escrow” has the meaning set forth in Section 2.04(d).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power, directly or indirectly, to direct the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning set forth in the Preamble.

“Agreement of Limited Partnership” means the Fourth Amended and Restated Agreement of Limited Partnership of Yucatan dated as of December 31, 2013, as amended by that certain First Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Yucatan dated as of March 29, 2016, as further amended by that certain Second Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Yucatan dated as of August 31, 2017, and as further amended by that certain Third Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Yucatan, dated as of December 7, 2017.

“Aggregate Acquisition Consideration” has the meaning set forth in Section 2.03.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §78ddl, et seq, (ii) the Corruption of Foreign Public Officials Act, SC 2002 c. 8 (Canada), (iii) The Bribery Act of 2010 of the United Kingdom, and (iv) all other anti-bribery, anti-corruption, anti-money laundering and similar Applicable Laws of each jurisdiction in which any Company Party operates or has operated and which any Person acting on behalf of a Company Party including any officer, director, employee, agent or Affiliate thereof is conducting or has conducted business involving any Company Party.

Ex. A-1

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign (including Mexico), federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, enforced or applied by a Governmental Authority that is binding upon or applicable to such Person or its properties, as amended unless expressly specified otherwise.

“Articles of Incorporation” shall mean the Camden Fruit Corp. Articles of Incorporation dated as of February 13, 1991 and filed with the California Secretary of State on February 14, 1991, as amended by Amendments dated February 17, 1993 and July 11, 2014 and filed on March 24, 1993 and July 21, 2014, respectively, with the California Secretary of State.

“Balance Sheet” means the unaudited combined balance sheet of the Companies as of the Balance Sheet Date.

“Balance Sheet Date” has the meaning set forth in Section 3.07.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Los Angeles, California (or, for purposes of Section 13.01, the jurisdiction of the place of receipt of notice) are authorized or required by Applicable Law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Fundamental Representations” means the warranties and representations of Buyer set forth in Sections 5.01, 5.02, 5.03, 5.05(a), 5.07, 5.11 and 5.13.

“Buyer Indemnified Parties” has the meaning set forth in Section 12.02.

“Camden” has the meaning set forth in the Preamble.

“Camden Disclosure Schedules” means the disclosure schedules dated the date of this Agreement and delivered by Camden to Buyer in connection with the execution of this Agreement.

“Camden Organizational Documents” means the Bylaws adopted by the Board of Directors of Camden on March 1, 1991 and the Articles of Incorporation.

“Camden Pro Rata Percentage” means, with respect to each Camden Stockholder, the amount set forth on Exhibit B-2.

“Camden Related Parties” has the meaning set forth in Section 4.11.

“Camden Shares” has the meaning set forth in the Recitals.

“Camden Stockholders” has the meaning set forth in the Recitals.

“Capital Contribution” has the meaning set forth in Section 2.01(a).

“Cash” means, with respect to any Person, all cash, cash equivalents and marketable securities classified as cash equivalents in accordance with the Accounting Principles held by such Person at such time and determined in accordance with the Accounting Principles; provided that Cash shall (i) be calculated net of issued but uncleared checks and drafts written or issued by such Person as of the Reference Time and (ii) be increased by any checks and drafts received by such Person or deposited for the account of such Person but not yet fully reflected in such Person’s accounts. For any Cash outside the United States or denominated in a currency other than United States dollars, the amount thereof shall be calculated at the closing “spot rate” reported by Bloomberg as of the close of business on the date immediately preceding the Closing Date.

Ex. A-2

“Cash Consideration” has the meaning set forth in Section 2.03.

“Closing” has the meaning set forth in Section 2.02.

“Closing Cash” means the aggregate amount of Cash of the Company Parties as of the Reference Time. For the avoidance of doubt, Camden does not keep any Cash on deposit.

“Closing Date” means the date on which the Closing occurs.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company Parties as of the Reference Time.

“Closing Net Working Capital” means, whether positive or negative, as of the Reference Time, (i) Closing Working Capital less (ii) Target Working Capital.

“Closing Statement” has the meaning set forth in Section 2.05.

“Closing Working Capital” means, as of the Reference Time, (i) the sum of the current assets (excluding Closing Cash and deferred Tax Assets) of the Companies immediately before the Reference Time less (ii) the sum of the current liabilities (excluding deferred Tax Liabilities, Income Tax payables and amounts included in the calculation of Closing Indebtedness or Transaction Costs) of the Companies immediately before the Reference Time, in each case determined in accordance with the Accounting Principles and solely reflecting the categories of current assets and current liabilities included in the illustrative calculation of Closing Working Capital set forth on Exhibit H.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state laws.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement, memorandum of understanding or other contractual obligation with any labor organization, workers council or equivalent employee representative organization.

“Common Stock” means the common stock, par value $0.001 per share, of Landec.

“Companies” means, collectively, Yucatan, Tanok, Tanokatan and Toluca Gourmet (individually, a “Company”).

“Company Disclosure Schedules” means the disclosure schedules dated the date of this Agreement and delivered by Yucatan to Buyer in connection with the execution of this Agreement.

“Company Employee” means, as of a specified time, an employee of a Company as of such time.

“Company Insurance Policies” has the meaning set forth in Section 3.16.

“Company Parties” means, collectively, the Companies and Camden (individually, a “Company Party”).

“Confidential Information” has the meaning set forth in ARTICLE 7.

Ex. A-3

“Continuing Employee” means each Company Employee employed by a Company immediately before the Closing whose employment with such Company (or Buyer or any of its Affiliates) continues after the Closing.

“Contract” means any legally binding contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust or instrument.

“Covenant Breach” has the meaning set forth in Section 12.02(b).

“Damages” means all damages, losses, Liabilities, obligations, settlement payments, interest, penalties, fines, awards, Taxes, costs and expenses (including reasonable expenses of investigation, accountants’ fees, and reasonable attorneys’ fees and expenses in connection with any Action whether involving a Third-Party Claim or a claim solely between the parties hereto); provided, however, that “Damages” shall not include either: (i) any punitive damages, except to the extent actually paid, in connection with a Third-Party Claim, or (ii) any consequential damages, except to the extent (A) such consequential damages are a reasonably foreseeable consequence of the relevant facts giving rise thereto or (B) such consequential damages are actually paid in connection with a Third Party Claim.

“Disputed Matters” has the meaning set forth in Section 2.06(c).

“e-mail” has the meaning set forth in Section 13.01.

“EIA Permit” shall have the meaning set forth in the definition of Environmental Claim.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not covered by ERISA (specifically including any such type of plan for Company Employees in Mexico even though not covered by ERISA), (ii) any severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, paid time off, welfare, cafeteria, flexible benefits account, medical, dental, vision, prescription, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, salary continuation, employee assistance program, employee loans, tuition reimbursement, scholarship, housing assistance, educational assistance, supplemental unemployment benefits, post-employment or retirement benefits (including pension, health, medical or welfare benefits) or other fringe benefit, in each case, whether formal or informal, oral or written, domestic or foreign established, entered into, contributed to, required to be contributed to by, sponsored or maintained by any Company Party and (A) in which any Service Provider (or his or her dependents) participate in or receive benefits under or (or are entitled to participate in or receive benefits under), or (B) for which a Company Party has, or could have, any current or contingent Liability.

“Employment Agreements” means the Employment Agreements executed by and between Buyer and each of Ardeshir Haerizadeh and Dan Walton, setting forth each such individual’s employment terms post-Closing.

“Enforceability Exceptions” has the meaning set forth in Section 3.02.

Ex. A-4

“Environmental Claim” means any claim, demand, liability, responsibility, damages (including, without limitation, property damages, personal injury or natural resource damages), fees (including, without limitation, attorney and consultant fees), costs (including, without limitation, sampling or investigatory costs, cleanup, equipment, infrastructure, capital expenditures, corrective action or other response costs) or expenses of any type or nature arising pursuant to or in connection with (i) the noncompliance matters identified in Sections 1.3 and 1.4 and more fully discussed in Sections 4.1 and 4.2 of Ramboll’s Phase I Environmental Site Assessment and Compliance Review Report dated November 2018 (the “Ramboll Phase I ESA and Compliance Review Report”) and including, without limitation: (a) with the design and installation of a wastewater discharge treatment system, which installation costs have been estimated at (but may exceed) $480,000, as necessary to achieve compliance with the wastewater discharge standards (effluent limitations) in effect as of the Closing Date applicable to the wastewater discharges from the Tanok facility; (b) development, obtaining, and implementation of a regulatory-approved Environmental Risk Assessment and Accident Prevention Program permit which shall include, at a minimum, common industrial safety practices; (c) achieving and demonstrating compliance with applicable air emission standards in effect as of the Closing Date which shall include, at a minimum, installation of monitoring ports and a testing platform and the performance of air sampling; and (d) achieving compliance with Environmental Laws pertaining to occupational chemical exposure which shall include, at a minimum, conducting a chemical exposure assessment and implementation of appropriate response measures as warranted, (ii) Tanok’s failure to obtain the Environmental Impact Assessment permit for which an application was submitted in October, 2018 (the “EIA Permit”)1 including, without limitation, any costs associated with any shutdown or partial shutdown of the facility as a result of the failure to obtain such permit, and (iii) the item described in the third bullet point of Section (d) of Schedule 3.21 of the Disclosure Schedule (relating to industrial park requirements regarding a construction EIA approval resolution, vegetation buffer and monitoring station). “Environmental Claim” also means any claims, damages, fines, penalties or regulatory sanctions imposed as a result of a Company’s failure, prior to the Closing, to demonstrate, obtain, or achieve compliance with respect to the foregoing matters.

“Environmental Laws” means any Applicable Law governing, regulating or otherwise relating in any way to: (i) human or worker health or safety; (ii) the preservation or protection of the indoor or outdoor environment; or (iii) the manufacture, possession, labelling, presence, use, generation, transportation, treatment, storage, disposal, Release or threatened Release of, or exposure to, any Hazardous Substance.

“Environmental Permits” means all Permits relating to or required by Environmental Laws.

“Equity Interests” means any and all shares, stock, interests, participations or other equivalents, however designated, of capital stock of a corporation and any and all ownership interests in a Person including membership interests, partnership interests, units and joint venture interests.

“Equityholders” has the meaning set forth in the Recitals.

“Equityholder Indemnified Parties” has the meaning set forth in Section 12.04.

“Equityholders’ Basket” has the meaning set forth in Section 12.03(b).

“Equityholders’ Representative” has the meaning set forth in the Preamble.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any Person means any other Person which, together with such entity, would be treated as a single employer under Section 414 of the Code.

1 Yucatan has advised that an EIA permit is only available for pre-operations and that, as such, the technical permit being applied for is an EAA permit.

Ex. A-5

“Escrow Agent” means Computershare Trust Company, N.A., or any other Person mutually agreed upon to serve as agent pursuant to the terms of the Stock Escrow Agreement.

“Escrow Release Date” means December 1, 2021.

“Estimated Aggregate Acquisition Consideration” has the meaning set forth in Section 2.05.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expatriated Employees” has the meaning set forth in Section 3.19(e).

“Expiration Date” has the meaning set forth in Section 12.01.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or information or other filing, in each case, with a Governmental Authority.

“Final Aggregate Acquisition Consideration” has the meaning set forth in Section 2.07(d)(ii).

“Financial Statements” has the meaning set forth in Section 3.07.

“Fraud” means any occurrence of an event in with respect to which all of the following are true: (i) a representation made by Yucatan in ARTICLE 3, by Camden in ARTICLE 4 or by an Equityholder in ARTICLE 5 was false when made, (ii) the party making such representation had knowledge or belief that the representation was false or made the representation with reckless disregard for the truth, (iii) the representation was made with the intent to induce the recipient to act or refrain from acting, (iv) the recipient acted or did not act in reliance on the representation and (v) the recipient suffered Damages as a result.

“Fundamental Representations” means (i) the representations of Yucatan set forth in Sections 3.01, 3.02, 3.04(i), 3.05, 3.06, 3.13(b), 3.14 and 3.22, (ii) the representations and warranties of Camden set forth in Sections 4.01, 4.02, 4.04(i), 4.05 and 4.12, (iii) the representations and warranties of the Equityholders set forth in Sections 6.01, 6.02, 6.04(i), 6.05, 6.08 and 6.09, and (iv) the representations and warranties set forth in Sections 4(a) and (b) of the Mexico Equity Interest Purchase Agreement.

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“GG” has the meaning set forth in Section 13.13.

“Governing Board” means, with respect to a business entity, such entity’s Board of Directors, Sole Director, Board of Managers, Sole Manager, General Partner, or similar governing body.

“Governmental Authority” means any transnational, domestic, foreign, federal, state, local or municipal (i) government, (ii) governmental, regulatory or administrative authority, commission, department, court, tribunal, agency or official, including any political subdivision thereof, or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Government Official” means (i) any public or elected official, officer, employee (regardless of rank), or person acting on behalf of a Governmental Authority, state-owned or state-controlled company, public international organization, political party or entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions or has its key officers and directors appointed by a Governmental Authority and (ii) any party official or any person acting on behalf of such party official, including issuers of Permits, airport authorities, state-owned factories or other businesses, customs, immigration or tax officials, or ministers or representatives of Governmental Authorities.

Ex. A-6

“GP Interest” means the outstanding general partnership interests of Yucatan held by Camden.

“Guarantor” has the meaning set forth in the Preamble.

“Guaranteed Obligations” has the meaning set forth in Section 13.15.

“Haerizadeh Interests” means the 1% Equity Interests in Tanok and Tanokatan held by Mr. Haerizadeh.

“Hazardous Substance” means any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, material, pollutant or contaminant regulated or for which liability could arise under any Environmental Laws, including without limitation, asbestos or asbestos-containing materials, PCBs, pesticides, radon, mold, urea formaldehyde foam, petroleum and petroleum products.

“Holdback Agreement” means the agreement among Buyer and the Camden Stockholders setting forth the temporary restrictions on the transfer of all or substantially all of the Stock Consideration in the form attached hereto as Exhibit I.

“Import and Export Laws” means (a) all sanctions, export and re-export Applicable Laws of the United States, including the U.S. International Traffic in Arms Regulation and the Export Administration Regulations, and (b) all other applicable import and export control Applicable Laws in Mexico and any other countries in which any Company Party conducts business.

“IMSS” has the meaning set forth in Section 3.19(f).

“Income Tax” means any federal, state, local, or non-U.S. Tax measured by or calculated with respect to imposed on (i) net income or profits or overall gross income or gross receipts passive income (however denominated), including any capital gains or alternative minimum Tax, or (ii) multiple bases (including a corporate franchise, doing business, or occupation Tax) if one or more of the bases on which the Tax may be measured or calculated is described in clause (i) of this definition.

“Income Tax Return” means any Tax Return of a Company Party (as applicable) with respect to any Income Tax.

“Indebtedness” means with respect to a Company Party at any date, without duplication, the aggregate amount of: (i) all obligations of the Company Parties for borrowed money; (ii) all obligations of the Company Parties evidenced by bonds, debentures, notes or other debt instruments; (iii) all obligations in respect of letters of credit, to the extent drawn (excluding, for the avoidance of doubt, any obligations under letters of credit to the extent they remain open or undrawn), performance bonds, bankers’ acceptances or similar obligations issued for the account of any Company Party; (iv) all obligations under leases required in accordance with GAAP to be recorded as capital leases; (v) off-balance sheet financing including synthetic leases, project financing and financing arrangements with Interamerican Quality Foods, Inc. and Produce Pay; (vi) all liabilities or obligations for net obligations under any interest rate, currency, commodity and financial markets swap, forward contract or other hedging arrangement; (vii) obligations for the deferred or unpaid purchase price of equity, property or other assets or services including all seller notes, holdbacks of purchase price and earn out and similar payment obligations, whether contingent or otherwise; (viii) purchase price indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the sellers or lender under such agreement in the event of default are limited to repossession or sale of such property); (ix) indebtedness secured by a purchase money mortgage or security interest or similar encumbrance; (x) the deferred costs or fees associated with the settlement of any litigation or Action involving a Company Party including unpaid consultant fees to GSLLP; (xi) obligations under all accounts payable that are more than one hundred twenty (120) days past due; (xii) any fees, penalties, premiums or accrued or unpaid interest or other expenses, including prepayment penalties, make-whole payments and consent or breakage fees, with respect to the items in each of the foregoing clauses (i) through (xi); and (xiii) all liabilities or obligations under all guarantees with respect to indebtedness of another Person (excluding a Company Party) of a type described in clauses (i) through (xii), above, whether as obligor, guarantor or otherwise.

Ex. A-7

“Indemnification Cap” has the meaning set forth in Section 12.03(a).

“Indemnification Escrow” has the meaning set forth in Section 2.04(d).

“Indemnification Escrow” means a dollar amount equal to the Indemnification Cap.

“Indemnified Party” has the meaning set forth in Section 12.06(a).

“Indemnifying Party” has the meaning set forth in Section 12.06(a).

“INFONAVIT” has the meaning set forth in Section 3.19(f).

“Initial Lock-Up Period” means the period commencing on the Closing Date and ending on the third anniversary of the Closing Date.

“Intellectual Property Rights” means all right, title and interest in or relating to intellectual property and similar proprietary rights throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction throughout the world or pursuant to any international convention and includes all: (i) trade secrets and other Confidential Information including client information, standard operating procedures, patent applications, non-disclosure agreements and manufacturing data, (ii) inventions, invention disclosures, improvements, shop and royalty rights, know how (including recipes, formulae, manufacturing processes, methods, techniques and all research and development information), technology, discoveries, designs, technical data, customer lists and other types of proprietary information, whether patentable or not, and all documentation relating to any of the foregoing, (iii) computer source codes, programs and other software (including all machine readable code, object code, firmware, operating systems, specifications, printed listings of code, documentation and related property and information), (iv) rights of publicity or privacy, including with respect to name, likeness or persona, (v) copyrights and rights in works of authorship, compilations, data, database, and design rights and all other rights associated therewith, (vi) internet domain names, websites, webpages, social media accounts, uniform resource locators and other names and locators associated with the internet, and rights relating to the content displayed through the same or associated therewith, (vii) trademarks, service marks, trade names, service names, trade dress, logos, domain names, corporate names and other source or business identifiers, together with translations, extension, adaptations, derivations and combinations in connection therewith and all goodwill associated the same, (viii) economic rights of authors and inventors, however denominated, (ix) patents and patent applications, including for any of the foregoing, and all reexaminations, extensions, reissues and amendments made during inter partes review, (x) registrations of any of the foregoing, all applications therefor, (xi) right, title, license or privilege under any of the foregoing of any third party granted by a Contract and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world.

Ex. A-8

“Inventory Correction” means the write-down or reserve of approximately $4,173,063 worth of unsellable goods, to be completed by Yucatan prior to the Closing.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means any and all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology assets, including all associated documentation related to any of the foregoing, owned by a Company Party or licensed or leased to a Company Party.

“knowledge of the Companies,” “the Companies’ knowledge” or any other similar knowledge qualifier means the actual knowledge of Dan Walton and Ardeshir Haerizadeh, assuming a good faith review of the files of the Company Parties relevant to the matter in question and inquiries of employees likely to have knowledge of such matter (if any).

“knowledge of Camden,” “Camden’s knowledge” or any other similar knowledge qualifier means the actual knowledge of Dan Walton and Ardeshir Haerizadeh, assuming a good faith review of the files of the Company Parties relevant to the matter in question and inquiries of the Yucatan employees likely to have knowledge of such matter (if any).

“Landec” has the meaning set forth in the Preamble.

“Landec Financial Statements” has the meaning set forth in Section 5.06(b).

“Landec SEC Documents” has the meaning set forth in Section 5.06(a).

“Leased Real Property” has the meaning set forth in Section 3.13(a).

“Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, disclosed or undisclosed, liquidated or unliquidated, due or to become due, or determined, determinable or otherwise.

“Liability Percentage” means, with respect to any Damages owing to any Buyer Indemnified Party(ies) hereunder, as of any date of determination, the percentage of such Damages for which such Equityholder is responsible pursuant to Section 12.03(f), Section 12.03(g) and Section 12.03(h), if any. For clarification, an Equityholder’s Liability Percentage may be zero (0) depending on (i) the type of Aggregate Acquisition Consideration received by such Equityholder (i.e., Preferred Payout or Stock Consideration) and (ii) the aggregate Damages suffered by the Buyer Indemnified Parties as of the date of determination.

“Liability Waterfall” means the Microsoft Excel Spreadsheet to be attached hereto as Exhibit B-2, reflecting the type and order of recovery described in Section 12.03(f), Section 12.03(g) and Section 12.03(h), assuming a liability range starting at One Dollar ($1.00) and ending at the Final Aggregate Acquisition Consideration. The Liability Waterfall shall also set forth each Equityholder’s Liability Percentage throughout such range.

“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights licensed or sublicensed (or purported to be licensed or sublicensed) to a Company.

Ex. A-9

“Lien” means, with respect to any property, tangible asset, Intellectual Property Right or other intangible asset, any mortgage, lien, pledge, charge, security interest, deed of trust, encumbrance, restriction, claim, enforcement right, option, pre-emptive right, right of first refusal, or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset) or other similar adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Limited Partners” means those limited partners set forth on the signature pages hereto.

“LP Interests” shall refer to all of the issued and outstanding limited partnership interests of Yucatan, including the Transferred LP Interests.

“Management Liability Insurance” has the meaning set forth in Section 9.03(a).

“Material Customer” has the meaning set forth in Section 3.24.

“Material Supplier” has the meaning set forth in Section 3.24.

“Material Adverse Effect” means any result, event, occurrence, fact, condition, circumstance, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, Liabilities or results of operations of the Companies, excluding any effect to the extent resulting from (i) changes in general economic or political conditions, including the credit, debt financial or capital markets, (ii) changes (including changes of Applicable Law and regulatory changes) or conditions generally affecting the industry in which the Companies operate, (iii) acts of war, sabotage or terrorism or natural disasters involving the United States of America or any other jurisdiction in which the Companies operate, (iv) any change resulting from the execution and announcement of this Agreement, (v) the taking of any action (or inaction) (A) requested by Buyer in writing or (B) expressly required by the transactions contemplated hereby, or (vi) the failure to meet internal projections, forecasts or predictions (provided that clause (vi) shall not prevent an assertion that any fact, effect, change, event or development that resulted in such failure constitutes or contributed to a Material Adverse Effect); provided, however, that in the case of clauses (i), (ii), and (iii) above, such result, event, occurrence, fact, condition, circumstance, change, development or effect may be taken into account in determining whether there has been or will be a Material Adverse Effect to the extent it materially and disproportionally affects the Companies as compared to other Persons or businesses that operate in the same industry in which the Companies operate.

“Mexico Equity Interest Purchase Agreement” has the meaning set forth in Section 11.01(p).

“Objections Statement” has the meaning set forth in Section 2.06(b).

“Order” means any order, award, decision, injunction, judgment, ruling, decree, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or legally binding arbitrator of competent jurisdiction.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, bylaws, articles of organization, articles of association, certificate of formation, partnership agreement, limited liability company agreement, formation agreement and other similar organizational documents of such entity, in each case as amended through the date of this Agreement.

“Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by a Company.

Ex. A-10

“Permit Indemnity” means any indemnity claim described in clause (ii) of the definition of Environmental Claim.

“Permits” has the meaning set forth in Section 3.17.

“Permitted Liens” means (i) Liens for unpaid Taxes that are not delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves are maintained on the books of the Company Parties (as applicable), (ii) the interests of lessors under operating leases, (iii) statutory Liens in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens are for sums not delinquent or sums being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves are maintained on the books of the Company Parties (as applicable), (iv) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (v) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business, (vi) Liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business, (vii) non-exclusive licenses of Intellectual Property Rights granted by a Company Party (as applicable) in the ordinary course of business, (viii) with respect to real property easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of a Company Party (as applicable), (ix) security deposits to public utilities or to any municipalities or Governmental Authority or other public authorities when required by such utility, municipality, Governmental Authority or other public authority in connection with the supply of services or utilities, (x) Liens disclosed on the Balance Sheet securing Specified Closing Indebtedness that will be released at the Closing, and (xi) any Liens described on the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing Statement” has the meaning set forth in Section 2.06(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date (and the portion of any Straddle Period that ends on the Closing Date).

“Preferred Limited Partners” means J.F. SHEA CO., INC. AS NOMINEE 1996-1 and DESARROLLOS INMOBILIARIOS CUGA, SAPI DE CV.

“Preferred Payout” has the meaning set forth in Section 2.04(a). The Preferred Payout payable to each Preferred Limited Partner is set forth on Exhibit B-1 attached hereto.

“Preferred Stock” means the preferred stock, par value $0.001 per share, of Buyer.

“Privacy Policies” has the meaning set forth in Section 3.12(a).

“Proposed Adjustment Amount” has the meaning set forth in Section 2.06(a).

“Real Property Lease” has the meaning set forth in Section 3.13(a).

“Reference Time” shall mean 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date.

Ex. A-11

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Substance in an indoor or outdoor environment.

“Related Party” shall mean any (a) Equityholder, (b) current or former director or officer of a Company Party, (c) any Affiliate of a Company Party or an Equityholder, and (d) any Affiliate or any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any Person described in the foregoing clauses (a) or (b).

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.06(a).

“Section 9.04 Released Matters” has the meaning set forth in Section 9.04.

“Section 9.04 Released Party” has the meaning set forth in Section 9.04.

“Section 9.04 Releasor” has the meaning set forth in Section 9.04.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” means, as of a specified time, any director, officer, employee or individual independent contractor of a Company Party, as applicable, as of such time.

“Specified Camden Contract” has the meaning set forth in Section 4.07.

“Specified Closing Indebtedness” means the Indebtedness of the Company Parties set forth on Exhibit J attached hereto.

“Stock Consideration” means, at the Closing, the number of shares of validly issued, fully paid and non-assessable shares of Common Stock set forth on Exhibit B-1 attached hereto. The term “Stock Consideration” also refers to any additional shares of Common Stock issuable pursuant to the proviso in Section 2.03, the shares of Common Stock comprising the “Adjustment Escrow” and the shares of Common Stock comprising the “Indemnification Escrow”. Additional Stock Consideration shall also be issued in the event any Adjustment Consideration is payable to the Camden Stockholders.

“Stock Escrow Agreement” has the meaning set forth in the Recitals.

“Stock Escrow Release Date” has the meaning set forth in Section 12.10(c).

“Stock Value” has the meaning set forth in Section 5.13.

“Specified Contract” has the meaning set forth in Section 3.10(b).

“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.

“Tanok” means Procesadora Tanok, S. de R. L. de C.V., a limited liability company with variable capital organized under the laws of Mexico.

“Tanok Employee Savings Plan” has the meaning set forth in Section 3.20(j).

“Tanok Organizational Documents” means the public deed (escritura constitutiva) number 91967, dated September 2, 2013, granted before the notary public number 9 in Mexicali, Baja California, Mr. Carlos Enriquez de Rivera Castellanos.

Ex. A-12

“Tanokatan” means Tanokatan, S. de R. L. de C.V., a limited liability company with variable capital organized under the laws of Mexico.

“Tanokatan Organizational Documents” means the public deed (escritura pública) number 33,181, dated January 26, 2017, granted before the notary public number 171, Mr. Juan José Barragán Abascal, in Mexico City.

“Target Working Capital” means $15,990,000.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes).

“Tax Contest” has the meaning set forth in Section 10.02(f).

“Tax Law” means Applicable Laws related to Taxes.

“Tax Return” means any return, declaration, report, estimate, claim for refund, information return or statement or other document relating to or required to be filed in connection with Taxes, including any schedule, form, or attachment thereto, and including any amendment thereof.

“Taxes” means any federal, state, county, local, territorial, provincial, or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, unclaimed property, environmental (including taxes under Section 59A of the Code), customs duties, equity or ownership interest, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever including any fee, assessment, or other charge in the nature of or in lieu of any tax, and including any interest, penalty, inflationary index or addition, whether or not disputed and whether imposed by Applicable Law, Order, Contract or otherwise including any obligation to indemnity or otherwise assume or succeed to the Liability for Taxes of any other individual or entity.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Third-Party Claim” has the meaning set forth in Section 12.06(a).

“Toluca Gourmet” means Toluca Gourmet Inc., a California corporation.

“Toluca Gourmet Organizational Documents” means the Articles of Incorporation of Toluca Gourmet dated and filed with the California Secretary of State on June 27, 2003 and the Amended and Restated Bylaws adopted by the Board of Directors of Toluca Gourmet on January 1, 2016.

“Total Stock Consideration” has the meaning set forth in Section 12.03(f).

Ex. A-13

“Transaction Costs” means the aggregate amount of all fees, costs, expenses, charges and other payments of the Company Parties, in each case solely to the extent incurred, committed to or otherwise payable at or before the Closing by the Company Parties in connection with the transactions contemplated by this Agreement, and to the extent the same remain unpaid as of the Closing, including (i) expenses of counsel to the Company Parties and the Equityholders and of any investment banker, broker, consultant, accountant or other Person who performed services or provided advice to the Company Parties, the Equityholders or any employee (or group of employees) of the Company Parties in connection with the transactions contemplated by this Agreement prior to Closing and any success fees contingent on the occurrence of the Closing, (ii) the cost of the Management Liability Insurance, (iii) the Equityholders’ (or the Equityholders’ Representatives) fifty percent (50%) share of the costs and expenses payable at the Closing under the Stock Escrow Agreement, (iv) any severance, change-in-control bonus, retention bonus, transaction bonus or other payment (contingent or otherwise) to be made by a Company Party to any Service Provider by virtue of the consummation of the Closing (and the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments), and (v) one-half (1/2) of any Transfer Taxes, in each case in clauses (i) through (v) only to the extent that such amounts have not been paid by a Company Party before the Reference Time, provided that in the event that a Company Party, as applicable, so pays any portion of the Transaction Costs before the Reference Time which are to otherwise be paid by Buyer pursuant to this Agreement, Yucatan or Camden, as applicable, shall be entitled to receive a credit, on a dollar for dollar basis, for such payment at the Closing. Notwithstanding the foregoing, and for the avoidance of doubt, Transaction Costs shall not include (1) Buyer’s share of any Transfer Taxes under Section 10.02(g), (2) any costs, expenses, bonuses (including any stay or retention bonuses or similar bonuses or incentives offered or agreed to by Yucatan or Camden, as applicable, before the date hereof), amounts or other payments (including any Taxes in connection therewith) in each case arising from any arrangements put in place by, or by Yucatan or Camden, as applicable, at the written request of, Buyer, and (3) so as to avoid duplication, any costs, expenses and other amounts included in Closing Indebtedness or which reduce Closing Net Working Capital. For clarity, all items noted in the foregoing clauses (1) through (3) shall be the responsibility of Buyer.

“Transaction Documents” means this Agreement, the Stock Escrow Agreement and the Mexico Equity Interest Purchase Agreement.

“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added or other similar Tax.

“Transferred LP Interests” has the meaning set forth in the Recitals.

“Transferred Securities” has the meaning set forth in the Recitals.

“Transferring Limited Partners” means J.F. Shea Co., Inc. as nominee 1996-1 and Desarrollos Inmobiliarios Cuga, SAPI de CV.

“UCC” means the Uniform Commercial Code of the State of Delaware.

“Unresolved Claims” has the meaning set forth in Section 12.10(c).

“Waiving Parties” has the meaning set forth in Section 13.13.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

“Warranty Breach” has the meaning set forth in Section 12.02(a).

“Yucatan” has the meaning set forth in the Preamble.

“Yucatan Organizational Documents” means the Agreement of Limited Partnership and the Certificate of Limited Partnership of Yucatan dated March 30, 2004, and filed with the Delaware Secretary of State on March 31, 2004.

Ex. A-14